UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CROSS COUNTRY HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROSS COUNTRY HEALTHCARE, INC.
5201 Congress Avenue, Suite 100B
Boca Raton, Florida 33487

April 9, 2018

Dear Cross Country Healthcare Stockholder:

We invite you to attend our Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 22, 2018 at 12:00 p.m. Eastern Time at the offices of Cross Country Healthcare, Inc. at 5201 Congress Avenue, Suite 100B, Boca Raton, Florida 33487.

On the following pages, you will find the Notice of Meeting, which lists the matters to be considered and acted upon at the meeting, and the Proxy Statement. After the formal business session, we will discuss the financial results for 2017 and report on current operations.

Your vote is very important regardless of the number of shares you own. Detailed voting instructions appear on page 1 of the Proxy Statement. The Board of Directors unanimously recommends that you vote “FOR” Proposals I, II, and III described in the Proxy Statement.

Sincerely,

Thomas C. Dircks
Chairman

William J. Grubbs President and Chief Executive Officer

CROSS COUNTRY HEALTHCARE, INC.
5201 Congress Avenue, Suite 100B
Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2018

To the Holders of Common Stock:

The Annual Meeting of Stockholders of Cross Country Healthcare, Inc. (the “Company”) will be held at the offices of Cross Country Healthcare, Inc. at 5201 Congress Avenue, Suite 100B, Boca Raton, Florida 33487 on Tuesday, May 22, 2018, at 12:00 p.m. Eastern Time for the following purposes:

1.	The election of seven directors to the Company’s Board of Directors to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified;
2.	The approval and ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.	The non-binding advisory vote to approve compensation of the Company’s named executive officers, as described in this proxy statement; and
4.	To transact such other business, if any, as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 27, 2018 are entitled to receive notice of, and to vote at, the Annual Meeting.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
to be Held on May 22, 2018

The Proxy Statement and the Annual Report to stockholders are available online at our website at http://ir.crosscountryhealthcare.com. We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

By Order of the Board of Directors,

Susan E. Ball Executive Vice President, General Counsel and Secretary

April 9, 2018

YOUR VOTE IS IMPORTANT. ACCORDINGLY, THE COMPANY URGES YOU TO COMPLETE, DATE,
SIGN AND RETURN THE ENCLOSED PROXY CARD REGARDLESS OF WHETHER YOU PLAN TO
ATTEND THE ANNUAL MEETING. STOCKHOLDERS CAN ALSO RETURN THEIR VOTE BY THE
INTERNET OR BY PHONE – PLEASE SEE THE PROXY CARD FOR VOTING INSTRUCTIONS.

CROSS COUNTRY HEALTHCARE, INC
5201 Congress Avenue, Suite 100B
Boca Raton, Florida 33487

PROXY STATEMENT

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation by the Board of Directors of Cross Country Healthcare, Inc. (“Cross Country,” “the Company,” “our,” “we,” or “us”), a Delaware corporation, of proxies to be voted at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement thereof.

You are invited to attend our Annual Meeting on Tuesday, May 22, 2018, beginning at 12:00 p.m. Eastern Time at the offices of Cross Country Healthcare, Inc. at 5201 Congress Avenue, Suite 100B, Boca Raton, Florida 33487.

Electronic Notice and Mailing. Pursuant to the rules promulgated by the Securities and Exchange Commission, or the Commission, we are making our proxy materials available to you on the Internet. Accordingly, we will mail a Notice of Internet Availability of proxy materials (which we refer to as the Notice of Internet Availability) to the beneficial owners of our common stock, par value $.0001 per share, or Common Stock, on or about April 9, 2018. From the date of the mailing of the Notice of Internet Availability until the conclusion of the Annual Meeting, all beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com. All stockholders will have an opportunity to request a paper or e-mail delivery of these proxy materials.

The Notice of Internet Availability will contain:

•	the date, time and location of the Annual Meeting, the matters to be acted upon at the Annual Meeting and the Board of Directors’ recommendation with regard to each matter;
•	the Internet address that will enable access to the proxy materials;
•	a comprehensive listing of all proxy materials available on the website;
•	a toll-free phone number, e-mail address and Internet address for requesting either paper or e-mail delivery of proxy materials;
•	the last reasonable date a stockholder can request materials and expect them to be delivered prior to the meeting; and
•	instructions on how to access the proxy card.

You may also request a paper or e-mail delivery of the proxy materials on or before the date provided in the Notice of Internet Availability by calling 1-800-579-1639. We will fill your request within three business days. You will also have the option to establish delivery preferences that will be applicable for all your future mailings.

How to Vote. Stockholders of record (that is, stockholders who hold their shares in their own name) can vote any one of four ways:

(1)	By Internet: Go to the website www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.
(2)	By Telephone: Call the toll-free number 1-800-690-6903 to vote by telephone. You will need to follow the instructions on your proxy card and the recorded instructions.
(3)	By Mail: If you prefer, you can contact us to obtain copies of all proxy materials, including proxy cards, by calling 1-800-579-1639, or by mail: Cross Country Healthcare, Inc., General Counsel, at 5201 Congress Avenue, Suite 100B, Boca Raton, Florida, 33487. If you contact us to request a proxy card, please mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope, that we will provide. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(4)	In Person: You can attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot. Record holders and other beneficial owners holding shares in the name of a bank, broker or other holder of record (“street name”) or their proxies may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies to vote in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not mail a proxy card.

If your shares are held in street name you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to stockholders owning shares through most banks and brokers.

Stockholders Entitled to Vote. Persons holding shares of our Common Stock at the close of business on March 27, 2018, the record date for the Annual Meeting, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 36,156,825 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Revocability of Proxies. You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice of revocation to us (to the attention of the Inspectors of Election), timely delivering a valid, later-dated proxy or voting by ballot at the Annual Meeting. Please note that attendance at the Annual Meeting will not by itself revoke a proxy.

Vote at the Annual Meeting. Your mail-in vote, your e-vote or vote by telephone will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in “street name,” as described above, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card, or vote by internet or telephone but fail to give voting instructions, the shares represented by the proxy will be voted by the Proxy Committee as recommended by the Board of Directors. The Proxy Committee consists of William J. Grubbs and Thomas C. Dircks.

Other Matters. Proxy cards, unless otherwise indicated by the stockholder, confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which may be properly presented for action at the Annual Meeting even if not covered herein. If any of the nominees for director named in Proposal I—Election of Directors should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee. The Board of Directors is not aware of any matter for action by the stockholders at the Annual Meeting other than the matters described in the Notice.

Quorum. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding entitled to vote at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Required Vote; Abstentions and Broker Non-Votes. Directors will be elected by a majority of the votes cast at the Annual Meeting in an uncontested election. Votes withheld, abstentions and broker non-votes will not have any effect on the outcome of voting with respect to the election of directors, unless no affirmative votes are received for a nominee. The affirmative vote of holders of a majority of shares represented at the Annual Meeting, in person or by proxy, and entitled to vote is required for approval of (i) the election of seven directors to the Company’s Board of Directors to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified, (ii) the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and (iii) the non-binding vote regarding the compensation of the Company’s named executive officers as described in this proxy statement. Abstentions have the same effect as a vote against these proposals. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any proposal.

Proxy Solicitation. We will bear the cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Stockholder Communications. The Board of Directors has adopted a process by which stockholders may communicate with our directors. Any stockholder wishing to do so may call our toll-free phone number at 800-354-7197 or send an e-mail to governance@crosscountryhealthcare.com. All such communications will be kept confidential and forwarded directly to the Board of Directors or any individual director or committee of the Board of Directors, as applicable.

Code of Ethics and Business Ethics Policy. We have adopted a code of ethics and a business ethics policy that applies to all of our employees, including executive officers and the Board of Directors. The code of ethics and business ethics policy are available on our website at www.crosscountryhealthcare.com by choosing the “Investors” link, clicking on the “Corporate Governance” section, and selecting the respective document under “View.” A copy is on file with the Commission as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2015 (filed as Exhibit 14.1 on March 11, 2016).

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 27, 2018, regarding the beneficial ownership of our Common Stock by each person who is known by us to be the beneficial owner of 5% or more of our Common Stock, our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated persons (other than the CEO and CFO) who were serving as executive officers at December 31, 2017 (referred to herein as Named Executive Officers, or the NEOs), each of our directors and director nominees, and all directors and executive officers as a group. The percentages in the last column are based on 36,156,825 shares of Common Stock outstanding on March 27, 2018, plus the number of shares of Common Stock deemed to be beneficially owned by such individual or group pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly by the individual or members of the group named in the first column and such individual or group members have sole voting and dispositive power with respect to the shares shown. For purposes of this table, beneficial ownership is determined in accordance with federal securities laws and regulations. Persons shown in the table disclaim beneficial ownership of all securities not held by such persons directly and inclusion in the table of shares not owned directly by such persons does not constitute an admission that such shares are beneficially owned by the director or officer for purposes of Section 16 of the Exchange Act or any other purpose. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 27, 2018 are deemed outstanding for computing the ownership percentage of the stockholder holding such shares, but are not deemed outstanding for computing the ownership percentage of any other stockholder.

Name	Number of Shares of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock Owned
BlackRock Inc.	4,588,476	(a)(b)	12.7%
Wellington Management Group LLP	4,205,534	(a)(c)	11.6%
T Rowe Price Associates Inc.	2,293,830	(a)(d)	6.3%
Vanguard Group	1,989,915	(a)(e)	5.5%
Vickie L. Anenberg	—	(f)(g)	—
Susan E. Ball	128,399	(f)(g)	*
William J. Burns	113,371	(f)(g)	*
W. Larry Cash	108,021	(f)(g)	*
Thomas C. Dircks	114,571	(f)(g)	*
Gale Fitzgerald	93,560	(f)(g)	*
William J. Grubbs	353,741	(f)(g)	*
Richard M. Mastaler	73,933	(f)(g)	*
Robert Murphy	22,465	(f)(g)	*
Mark Perlberg	26,040	(f)(g)	*
Joseph A. Trunfio, Ph.D.	119,360	(f)(g)	*
All directors and executive officers as a group	1,232,041	(h)	3.4%
*	Less than 1%
(a)	Addresses are as follows: BlackRock, Inc., 55 East 52nd Street, New York, NY 10055; Wellington Management Group LLP, 280 Congress Street, Boston, MA 02210; T Rowe Price Associates Inc., 100 E. Pratt Street, Baltimore, MD 21202; and Vanguard Group Inc., 100 Vanguard Blvd, Malvern, PA 19355.
(b)	The information regarding the beneficial ownership of shares by BlackRock, Inc. was obtained from its statement on Schedule 13G/A, filed with the Commission on January 23, 2018. Such statement discloses that BlackRock, Inc. has sole voting power of 4,524,104 shares and has sole dispositive power of 4,588,476 shares.

(c)	The information regarding the beneficial ownership of shares by Wellington Management Group LLP was obtained from its statement on Schedule 13G/A, filed with the Commission on February 8, 2018. Such statement discloses that Wellington Management Group LLP possesses shared voting power over 3,057,521 shares and shared dispositive power over 4,205,534 shares.
(d)	The information regarding the beneficial ownership of shares by T Rowe Price Associates Inc. was obtained from its statement on Schedule 13G/A, filed with the Commission on February 14, 2018. Such statement discloses that T Rowe Price Associates Inc. possesses sole voting power over 343,900 shares and sole dispositive power over 2,293,830 shares.
(e)	The information regarding the beneficial ownership of shares by Vanguard Group Inc. was obtained from its statement on Schedule 13G/A, filed with the Commission on February 9, 2018. Such statement discloses that Vanguard Group Inc. possesses sole voting power over 54,878 shares, shared voting power over 3,100 shares, sole dispositive power over 1,936,937 shares, and shared dispositive power over 52,978 shares.
(f)	Includes shares of Common Stock which such individuals have the right to acquire through the exercise of equity awards within 60 days of March 27, 2018 as follows: Vickie L. Anenberg, 0; Susan E. Ball, 5,625; William J. Burns, 0; W. Larry Cash, 0; Thomas C. Dircks, 0; Gale Fitzgerald, 0; William J. Grubbs, 0; Richard M. Mastaler, 0; Robert Murphy, 2,750; Mark Perlberg, 0; and Joseph A. Trunfio, 0. Includes Restricted Shares as follows: Vickie L. Anenberg, 0; Susan E. Ball, 27,923; William J. Burns, 45,272; W. Larry Cash, 17,306; Thomas C. Dircks, 17,306; Gale Fitzgerald, 17,306; William J. Grubbs, 145,240; Richard M. Mastaler, 17,306; Robert Murphy, 10,213; Mark Perlberg, 17,306; and Joseph A. Trunfio, 17,306.
(g)	Address is c/o Cross Country Healthcare, Inc., 5201 Congress Avenue, Suite 100B, Boca Raton, Florida 33487.
(h)	Includes 8,375 shares of Common Stock which the directors and executive officers have the right to acquire through the exercise of equity awards within 60 days of March 27, 2018 and 386,348 shares of Restricted Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons beneficially owning 10% or more of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act that requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for the year ended December 31, 2017 and (ii) the written representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for such fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of 10% or more of our Common Stock.

BOARD OF DIRECTORS

The Board of Directors currently consists of seven members. All of the directors currently serving on the Board of Directors have been nominated by the Governance and Nominating Committee of the Board of Directors to stand for re-election at the Annual Meeting of Stockholders for one-year terms. The Board of Directors unanimously approved these nominations. Each nominee elected will hold office until the Annual Meeting of Stockholders to be held in 2019 and until a successor has been duly elected and qualified unless, prior to such meeting a director shall resign, or his or her directorship shall become vacant due to his or her death, resignation or removal. All nominees were elected at the Annual Meeting of Stockholders held in 2017.

Each nominee has agreed to serve, if elected, and management has no reason to believe that they will be unavailable to serve. If any of the nominees should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee. Shares properly voted will be voted FOR the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. A proxy cannot be voted for a greater number of persons than the seven nominees named below. Directors are elected by a majority of the votes cast in an uncontested election. Votes withheld, abstentions and broker non-votes will not have any effect on the outcome of voting with respect to the election of directors unless no affirmative votes are received for a nominee. The following seven individuals have been nominated for election at the Annual Meeting of Stockholders for a one-year term ending upon the 2019 Annual Meeting of Stockholders:

Name	Age	Position
William J. Grubbs	60	President, Chief Executive Officer and Director
W. Larry Cash	69	Director
Thomas C. Dircks	60	Chairman of the Board and Director
Gale Fitzgerald	67	Director
Richard M. Mastaler	72	Director
Mark Perlberg	62	Director
Joseph A. Trunfio, Ph.D.	71	Director

The Board recommends that holders vote “FOR” the election of the nominees.

In selecting qualified individuals to serve on our Board of Directors, among other attributes, we look for those individuals who possess characteristics that include integrity, business experience, financial acumen and leadership abilities, familiarity with our business and businesses similar or analogous to ours, and the extent to which a candidate’s knowledge, skills, background and experience are already represented by other members of our Board of Directors. In addition, in composing a well-rounded Board of Directors, we look for those individuals possessing a diversity of complementary skills, core-competencies and expertise, including diversity with respect to age, gender, national origin and race, for the optimal functioning of the Board and with a view toward constituting a Board with the appropriate skills and experience necessary to oversee our business.

The following information sets forth the principal occupation and employment during at least the past five years of each director nominee, positions and offices with us, specific skills, attributes and qualifications and certain other information. In addition, we have summarized for each director nominee why such director nominee has been chosen to serve on our Board of Directors. No family relationship exists among any of the nominees or executive officers.

William J. Grubbs became President, Chief Operating Officer and a director of the Company on April 1, 2013. He became Chief Executive Officer of the Company on July 5, 2013. From October 2012 through March 2013, Mr. Grubbs was Executive Vice President and Chief Operating Officer of Trueblue, Inc., a staffing company. From 2005 through 2011, Mr. Grubbs held various senior executive positions with SFN Group, Inc., a staffing company formerly known as Spherion Corporation (“SFN Group, Inc.”). Mr. Grubbs holds a B.S. degree in Computer Science from University of New Hampshire. He is currently a member of the Board of Directors of Volt Information Sciences, Inc.

The Board has concluded that Mr. Grubbs should serve as a director due to his extensive executive level management skills and operational experience.

W. Larry Cash has been a director and Audit Committee member since October 2001 and a Compensation Committee member since May 2005. Mr. Cash is Chairman of the Audit Committee. Mr. Cash retired as President of Financial Services and Chief Financial Officer of Community Health Systems in May 2017 and currently serves as a consultant to Community Health Systems. He joined Community Health Systems as Executive Vice President and Chief Financial Officer in September 1997 and was named to the board of directors of Community Health Systems in 2001. Prior to joining Community Health Systems, Mr. Cash served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana, Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He received his B.S. in Accounting from the University of Kentucky at Lexington. He has served as a member of the Board of Directors and the Audit Committee of AAC Holdings, Inc. since October 2017, a provider of substance use treatment centers.

For eleven consecutive years, Mr. Cash was recognized as one of the Top 3 CFOs in the healthcare sector by Institutional Investor magazine. He was named Business Tennessee’s first ever CFO of the Year in 2008 and also earned that distinction in the public companies category from the Nashville Business Journal in 2009.

The Board has concluded that Mr. Cash should serve as a director due to his extensive executive level management skills, corporate financial management and operational experience. Additionally, Mr. Cash has a vast understanding of many aspects of the healthcare industry and brings solid expertise and proven leadership skills to the Board.

Thomas C. Dircks has been a director since July 1999 and was elected to serve as Chairman of the Board of Directors on August 2, 2013. Mr. Dircks is a Managing Director of Charterhouse Strategic Partners, a provider of strategically focused investments in growth companies in the United States. Mr. Dircks was previously Managing Partner of Charterhouse Equity Partners and was responsible for managing and overseeing the investment of Charterhouse’s multi-billion dollars of North America focused institutional private equity funds. Charterhouse was one of the earliest investors in private equity and raised funds and invested in middle market companies for over three decades. Prior to joining Charterhouse, he was employed by PricewaterhouseCoopers as a Certified Public Accountant. He holds a B.S. in Accounting and a Masters of Business Administration from Fordham University.

The Board has concluded that Mr. Dircks should serve as a director due to his extensive executive management, accounting, tax, mergers and acquisition, and strategic planning expertise. Additionally, Mr. Dircks’ risk management skills and financial acumen add an important dimension to our Board’s composition.

Gale Fitzgerald has been a director and member of the Audit Committee since May 2007, and since January 2014 has served as the Chairperson of the Governance and Nominating Committee. Ms. Fitzgerald is a retired principal of TranSpend, Inc., a consulting company. Before co-founding TranSpend, Inc. in 2003, she served as the President of QP Group, Inc. Prior to joining QP Group, Inc., she served as the Chairman and Chief Executive Officer of Computer Task Group, Inc. from 1994 to 2000. She joined Computer Task Group, Inc. in 1991 as Senior Vice President and was promoted to President and Chief Operating Officer in July 1993. Prior to joining Computer Task Group, Inc., she was Vice President, Professional Services at International Business Machines Corporation, which evolved into IBM Global Services. Ms. Fitzgerald worked at IBM for 18 years in various technical, marketing and management positions. She is a member of the Board of Directors of Diebold Nixdorf, Inc. Ms. Fitzgerald has a B.A. in Government from Connecticut College and a Masters in Theology from Augustine Institute.

The Board has concluded that Ms. Fitzgerald should serve as a director because of her extensive executive leadership experience, management skills, and public board experience. Ms. Fitzgerald’s expertise in the areas of Information Technology, Staffing and Healthcare provides an invaluable resource to the Board with respect to corporate and strategic planning and assessing and managing risks.

Richard M. Mastaler has been a director since June 21, 2011. Mr. Mastaler has served on the Audit Committee and Governance and Nominating Committee since January 2014. In 2017, Mr. Mastaler retired as the Chairman and Chief Executive Officer of Managed Health Ventures, Inc., a managed care consulting firm, which he founded in 2002. He previously held the position of Chief Executive Officer with CCN Managed Care, Inc., Preferred Health Networks, QualMed, Inc., Unilab Corporation, and three Humana hospitals. Mr. Mastaler was a founder and Vice President with Humana Medical Plan. He also is a Fellow of the American College of Healthcare Executives. Mr. Mastaler holds a B.S. degree in Business Administration from Florida State University and a Masters in Healthcare Administration from George Washington University.

The Board has concluded that Mr. Mastaler should serve as a director because of his extensive healthcare and management experience. Mr. Mastaler’s experience in the healthcare industry provides an excellent resource to the Board for strategic planning, marketing and leadership purposes.

Mark Perlberg has been a director and Compensation Committee member since May 12, 2015. He is currently President and Chief Executive Officer of Oasis Outsourcing, one of the nation’s leading Professional Employer Organizations. He has served in that capacity since October 2003. Prior to joining Oasis Outsourcing, Mr. Perlberg held a series of executive positions with Profit Recovery Group, the John Harland Group and Western Union. Prior to joining Western Union, he practiced law in New Jersey. Mr. Perlberg received his B.A. degree in History from the University of Rochester and his Juris Doctor degree from Boston College Law School.

The Board has concluded that Mr. Perlberg should serve as a director due to his extensive executive management and leadership experience in growing companies both organically and through acquisitions. Mr. Perlberg’s success during his career in overseeing the delivery of alternative workforce solutions provides a unique perspective to the Company.

Joseph A. Trunfio, Ph.D. has been a director since October 2001. He has served on the Governance and Nominating Committee since May 2006 and was appointed to the Compensation Committee as its Chairman, effective January 1, 2014. He served as President and Chief Executive Officer of Atlantic Health System, a not-for-profit hospital group, from March 1999 until his retirement in May 2015, where he was a member of the Board of Trustees. From July 1997 to February 1999, Mr. Trunfio served as President and Chief Executive Officer of Via Caritas Health System, a not-for-profit hospital group. Prior to his position with Via Caritas Health System, he served as President and Chief Executive Officer of SSM Healthcare Ministry Corp., a not-for-profit hospital group. Mr. Trunfio received his B.A. from St. John’s University (N.Y.) and holds a Ph.D. in Clinical Psychology from the University of Miami.

The Board has concluded that Mr. Trunfio should serve as a director due to his extensive executive management and leadership experience. Mr. Trunfio brings to the Board a depth of understanding of the delivery of healthcare delivery system in the United States, our business and the various challenges we face in the evolving healthcare industry.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors observes all criteria for independence established by the Nasdaq Stock Market, or NASDAQ, under its applicable Listing Rules. As such, the Board of Directors has determined each of the following directors and nominees to be an “independent director” under the meaning of Rule 5605(a) (2) of the Nasdaq Listing Rules:

W. Larry Cash
Thomas C. Dircks
Gale Fitzgerald
Richard M. Mastaler
Mark Perlberg
Joseph A. Trunfio, PhD

The Board of Directors has also determined that each member of the Audit, Compensation and Governance and Nominating Committees meets the applicable independence requirements set forth by NASDAQ, the Commission and the Internal Revenue Service. The Board of Directors has further determined that W. Larry Cash, a member and Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules promulgated by the Commission and, as such, Mr. Cash satisfies the requirements of Rule 5605(c)(2) of the Nasdaq Listing Rules.

Board Committees and Meetings

Meetings of the Board of Directors. During the year ended December 31, 2017, there were 6 meetings of the Board of Directors. Each director who served in such capacity during the year ended December 31, 2017 attended 100% of the aggregate number of meetings of the Board of Directors, and 100% of the committee or committees thereof on which he or she served. All of the directors nominated for election to the Board were members of the Board for the entire 2017 year. It is the practice of the Board of Directors to have the independent directors meet in an executive session at each meeting of the Board. It is also our practice that all directors should attend the Annual Meeting of Stockholders. All of the directors attended the 2017 Annual Meeting.

Board Leadership Structure and Role in Risk Oversight. Our Company is led by Mr. William J. Grubbs, who has served as our President and Chief Executive Officer since July 5, 2013. Our Board of Directors is currently comprised of Mr. Grubbs, our Chief Executive Officer, and six independent directors. Mr. Dircks has served as the Chairman of the Board since 2013. Each of our Audit, Compensation and Governance and Nominating Committees are comprised entirely of independent directors. While risk management is primarily the responsibility of our management team, the Board is responsible for the overall supervision of our risk management activities which occurs at both the full Board level and at the committee level. Our Audit Committee also has the responsibility to, among other things, review with management, the Company’s policies regarding major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews with management, the policies governing the process by which risk assessment and risk management are undertaken and has oversight for the effectiveness of management’s enterprise risk management process that monitors key business risks facing us. In addition to our Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee assesses risk that could result from the structure and design of our executive compensation programs, our incentive compensation plans, director compensation, perquisites and compliance with the Sarbanes-Oxley Act of 2002 regarding prohibitions on loans to executive officers and directors. The Governance and Nominating Committee evaluates risks with respect to, among other things, corporate governance matters and the background and suitability of director nominees. Additionally, the Board of Directors continually evaluates our risks related to liquidity, operations, credit, regulatory compliance and fiduciary risks, and the processes in place to monitor and control such exposures. Management also provides regular updates throughout the year to the respective committees regarding management of the risks they oversee, and each of these committees report their findings to the full Board, including any areas of risk that require Board attention. Additionally, the full Board reviews our short- and long-term strategies, including consideration of risks facing us and their potential impact.

The Board of Directors has determined that our current board leadership structure is appropriate and helps to ensure proper risk oversight for us for a number of reasons, the most significant of which are as follows:

•	our Chief Executive Officer is the individual selected by the Board of Directors to manage us on a day-to-day basis and his direct involvement in our operations makes him best positioned to consult with our Board to create appropriate agendas for Board meetings and determine the time allocated to each agenda item in discussions of our short- and long-term objectives, as well as lead productive strategic planning sessions with the Board;
•	members of the Board are kept informed of our business by various documents sent to them before each meeting and as otherwise requested, as well as through oral reports made to them during these meetings by our Chief Executive Officer, Chief Financial Officer and other senior executives;
•	our Board structure provides strong oversight by independent directors, in particular because non-management directors meet separately, the Board is advised of all actions taken by the various committees of the Board, they have full access to all of our books, records and reports;
•	members of the Board have direct access to the management team and those individuals are available at all times to answer questions from the Board Members;
•	our Board has extensive management experience in business and, in particular, the healthcare industry in which we operate; and
•	the continuity and tenure of our Board provide a valuable source of institutional knowledge.

Compensation-Related Risk. Our Board has specifically reviewed and considered whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on us. In that regard, we design our programs in a balanced and diversified manner while also creating significant, yet appropriate, incentives for strong performance based on our business and strategic plan. In most cases, each component of our performance-based compensation program is subject to a limit on the amount paid. We believe that our compensation programs reflect a balance of short-term, long-term, guaranteed and performance-based compensation in order not to encourage excessive risk-taking. A significant portion of our compensation program includes performance-based compensation. We believe that this ensures that our NEOs and other employees focus on the health of our business that will deliver stockholder value over time and discourages excess risk-taking by our NEOs and other employees.

Committees of the Board of Directors. Our Board of Directors has three standing committees: Audit, Compensation and Governance and Nominating Committees. Each of these committees is comprised solely of independent directors within the meaning of Rule 5605(a) (2) of the Nasdaq Listing Rules. Each committee operates pursuant to a committee charter. The charters of each of the Audit, Compensation and Governance and Nominating Committees are available on our website at www.crosscountryhealthcare.com by choosing the “Investors” link, clicking on the “Corporate Governance” section, and selecting the respective charter under “View.”

The current composition of our Board’s standing committees is as follows:

Audit Committee

The Audit Committee consists of Messrs. Cash and Mastaler and Ms. Fitzgerald. Mr. Cash joined the Audit Committee upon his appointment to the Board in October 2001; Ms. Fitzgerald joined the Audit Committee upon her appointment to the Board in May 2007; and Mr. Mastaler was appointed to serve on the Audit Committee, effective January 1, 2014. Mr. Cash is the Chairman of the Audit Committee. Messrs. Cash and Mastaler and Ms. Fitzgerald are independent directors under the Commission’s rules and NASDAQ’s Listing Rules for Audit Committees. The Audit Committee has adopted a written charter, which is available on our website as described under “Committees of the Board of Directors.” The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of our financial statements, (ii) legal and regulatory compliance, (iii) the independence, qualifications, and performance of our independent registered public accounting firm, (iv) the performance of our internal auditors and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The Committee also:

•	is responsible for hiring and terminating our independent registered public accounting firm and pre-approving all auditing, as well as any audit-related, tax advisory and any other non-auditing services to be performed by the independent registered public accounting firm;
•	reviews and discusses with our independent registered public accounting firm their quality control procedures and our critical accounting policies and practices;
•	regularly reviews the scope and results of audits performed by our independent registered public accounting firm and internal auditors;
•	meets with management to review the adequacy of our internal control framework and our financial, accounting, and reporting and disclosure control processes;
•	reviews our periodic filings and quarterly earnings releases;
•	reviews and discusses with our chief executive and financial officers the procedures they follow to complete their certifications in connection with our periodic filings with the Commission; and
•	discusses management’s plans with respect to our major financial risk exposures.

During 2017, there were 8 meetings of the Audit Committee. By meeting with independent auditors and internal auditors, and operating and financial management personnel, the Audit Committee oversees matters relating to accounting standards, policies and practices, any changes thereto and the effects of any changes on our financial statements, financial reporting practices and the quality and adequacy of internal controls.

Additionally our Internal Audit function reports directly to the Audit Committee. The Audit Committee regularly meets with our independent registered public accounting firm separate from management and regularly holds executive sessions without management. In addition, the Audit Committee regularly meets with our Chief Financial Officer and Director of Internal Audit in separate executive sessions.

The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A toll-free phone number is available for confidential and anonymous submission of concerns relating to accounting, auditing and other illegal or unethical matters, as well as alleged violations of the Company’s Code of Conduct or any other policies. All submissions are reported to the General Counsel and, in turn, to the Chairman of the Audit Committee. The Audit Committee has the power to retain independent counsel and other advisors as it deems necessary to carry out its duties.

The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition to determining that Mr. Cash is an “audit committee financial expert” under the Commission’s rules, the Board has determined that Mr. Cash satisfies the Nasdaq rule requiring that at least one member of the Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Compensation Committee

The role of the Compensation Committee includes (i) reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, (ii) evaluating our Chief Executive Officer’s performance in light of the Company’s goals and objectives, and determining and approving our Chief Executive Officer’s compensation level based on this evaluation, and (iii) making recommendations to the Board with respect to compensation, incentive compensation plans and equity-based plans for all of our employees, including officers other than our Chief Executive Officer. The members of the Compensation Committee consist of Messrs. Trunfio, Cash and Perlberg who are independent directors under Rule 5605(a) (2) of the Nasdaq Listing Rules. Mr. Cash was appointed to the Compensation Committee in May 2005 and Mr. Trunfio was appointed to the Compensation Committee as its Chairman, effective January 1, 2014. Mr. Perlberg was appointed to the Compensation Committee, effective May 12, 2015. During 2017, there were 7 meetings of the Compensation Committee. The Compensation Committee has adopted a written charter, which is available on our website as described under “Committees of the Board of Directors.”

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of our Chief Executive Officer. Compensation Committee meetings are regularly attended by our Chief Executive Officer, General Counsel, and Chief Human Resources Officer, except for portions of the meetings with respect to voting or deliberation. The Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board of Directors.

Under its charter, the Compensation Committee has the authority and may, in its sole discretion, obtain advice and seek assistance from internal and external legal, accounting and other consultants. The Compensation Committee has the sole authority to select or receive advice from, and terminate a compensation consultant or other advisor to the Compensation Committee (other than in-house legal counsel) to assist in the evaluation of the compensation of our Chief Executive Officer, senior executives and directors, including sole authority to approve such firm’s fees and other retention terms, and we provide appropriate funding as determined by the Compensation Committee. In selecting advisers, the Compensation Committee will take into consideration certain independence factors.

Continuing its engagement with the Company, Pearl Meyer & Partners, LLC (“Pearl Meyer”) served as its independent compensation consultant in 2017. In its role, Pearl Meyer rendered services specifically requested by the Compensation Committee, which included reviewing the pay of our executives and directors and making recommendations to and advising the Compensation Committee on compensation design and levels. The Compensation Committee assessed the independence of Pearl Meyer pursuant to the applicable Nasdaq and Commission requirement and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as its independent consultant.

Governance and Nominating Committee

The role of the Governance and Nominating Committee is to: (i) develop and recommend to the Board of Directors a set of corporate governance principles and review them at least annually; (ii) determine the qualifications for board membership and recommend nominees to the stockholders; and (iii) ensure a robust and effective performance evaluation process is in place for the Board, the CEO, and senior management, as well as an effective succession planning process for these positions.

The Amended and Restated Charter of the Governance and Nominating Committee is available on our website as described under “Committees of the Board of Directors.” Our Governance Guidelines are also available on our website at www.crosscountryhealthcare.com by choosing the “Investors” link, clicking on the “Corporate Governance” section, and selecting the guidelines under “View.” The Governance and Nominating Committee consists of Ms. Fitzgerald and Messrs. Trunfio and Mastaler, who are all independent directors under Rule 5605(a) (2) of the Nasdaq Listing Rules. Ms. Fitzgerald was appointed to the Governance and Nominating Committee as its Chairman, effective January 1, 2014; Mr. Trunfio has served on the Committee since October 2001; and Mr. Mastaler was appointed to the Committee, effective January 1, 2014.

The Board’s current policy with regard to the consideration of director candidates recommended by stockholders is that the Governance and Nominating Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Board (the current procedures are described below), and conduct inquiries as it deems appropriate. The Governance and Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Governance and Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Board from time to time. To date, we have not received any recommendation from stockholders requesting that the Governance and Nominating Committee consider a candidate for inclusion among the Governance and Nominating Committee’s slate of nominees in our Proxy Statement.

Certain identification and disclosure rules apply to director candidate proposals submitted to the Governance and Nominating Committee by any single stockholder or group of stockholders that has beneficially owned more than five percent of Common Stock for at least one year, referred to as a Qualified Stockholder Proposal. If the Governance and Nominating Committee receives a Qualified Stockholder Proposal with the necessary notice, information and consent provisions as referenced above, the proxy statement to which the Qualified Stock Proposal referred will disclose the name of the proposed candidate and the stockholder (or stockholder group) who recommended the candidate and will also disclose whether or not the Governance and Nominating Committee chose to nominate the proposed candidate. However, no such disclosure will be made without the written consent of both the stockholder (or stockholder group) and the proposed candidate to be so identified. The procedures described in this paragraph are not meant to replace or limit stockholders’ general nomination rights in any way.

In considering director nominees, the Nominating Committee will consider the following:

•	the needs of the Company with respect to particular areas of specialized knowledge;
•	the relevant business experience of the nominee including, but not limited to, extensive experience in healthcare, staffing, IT, business, finance, or accounting;
•	the personal and professional integrity of the nominee;
•	the nominee’s ability to commit the resources necessary to be an effective director of a public company, including the nominee’s ability to attend meetings; and
•	the overall balance of the Board.

Other than the foregoing, there are no stated minimum criteria for nominees, although the Governance and Nominating Committee may also consider other facts as it may deem are in the best interests of the Company and its stockholders.

All stockholder recommendations for director candidates must be submitted to our legal department at 5201 Congress Avenue, Suite 100B, Boca Raton, Florida, 33487, which will forward all recommendations to the Governance and Nominating Committee. All stockholder recommendations for director candidates must be submitted to us not less than 120 calendar days prior to the first anniversary of the date of our proxy statement released to stockholders in connection with the previous year’s Annual Meeting. All stockholder recommendations for director candidates must include the following information:

•	the name and address of record of the stockholder;
•	a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b) (2) of the Exchange Act;
•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•	a description of the qualifications and background of the proposed director candidate that addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time;
•	a description of all arrangements or understandings between any stockholder and the proposed director candidate;
•	the consent of the proposed director candidate (i) to be named in the proxy statement relating to our Annual Meeting of Stockholders and (ii) to serve as a director if elected at such Annual Meeting; and
•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Commission.

There have been no changes to the procedures by which stockholders may recommend nominees to our Board of Directors since our last disclosure of such procedures, which appeared in the definitive proxy statement for our 2017 Annual Meeting of Stockholders.

The Governance and Nominating Committee pursues a rigorous process of Board evaluations and self-assessments on a continuous basis to determine the needs of the Board in terms of experience, expertise and knowledge. The Committee consults with external advisors on a regular basis to ensure the Board is appropriately staffed and governed in the best interests of the Company and its shareholders. The Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members, including nominees recommended by Stockholders, and recommending to the Board the persons to be nominated by the Board for election as directors at the Annual Meeting of Stockholders and the persons to be elected by the Board to fill any vacancies on the Board. Director nominees are selected by the Governance and Nominating Committee in accordance with the policies and principles in its charter and the criteria and process set forth above. There are no differences in the manner in which the Governance and Nominating Committee evaluates director nominees recommended by stockholders and a candidate that has been initially recommended by the Governance and Nominating Committee. The Nominating Committee has the authority to retain a search firm to identify or evaluate or assist in identifying and evaluating potential nominees.

During 2017, there were 3 meetings of the Governance and Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Trunfio, Cash and Perlberg. During 2017:

•	no officer (or former officer) or employee of the Company or any of its subsidiaries served as a member of the Compensation Committee;
•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $200,000, except that W. Larry Cash served as the President of Financial Services and Chief Financial Officer of Community Health Systems until May 2017 when he retired and, during our fiscal year ended December 31, 2017, we provided healthcare staffing services to Community Health Systems resulting in revenues to us of $4,851,866;
•	none of our executive officers served on the Compensation Committee (or another Board committee with similar functions or, if there was no such committee, the entire Board of Directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;
•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and
•	none of our executive officers served on the Compensation Committee (or another Board committee with similar functions or, if there was no such committee, the entire Board of Directors) of another entity where one of that entity’s executive officers served as a director on our Board.

Director Compensation and Other Arrangements

In 2017, each independent director received an annual retainer of $70,000; the Chairman of the Board received an additional annual retainer of $85,000; the Chairman of the Audit Committee received an additional annual retainer of $25,000; the Chairman of the Compensation Committee received an additional annual retainer of $15,000; and the Chairperson of the Governance and Nominating Committee received an additional annual retainer of $10,000. No payments were made for committee member services in 2017. In accordance with the 2014 Omnibus Incentive Plan, Messrs. Cash, Dircks, Mastaler, Perlberg, Trunfio and Ms. Fitzgerald also received a grant of restricted shares of Common Stock on June 1, 2017, the first day of the month following our Annual Meeting. Each such grant consisted of a number of shares of restricted Common Stock equal to approximately $110,000, based on the closing price of our Common Stock on the date of grant. The restricted shares vest in three equal installments on the first, second and third anniversaries of the grant date. Directors are required to hold an amount of the Company’s common stock equal to five times the annual cash retainer, which amount may be accumulated over five years. All directors are also reimbursed for the expenses they incur in attending meetings of the Board or Board committees.

2017 DIRECTOR COMPENSATION TABLE

The following table provides compensation information for our directors in 2017, except for Mr. Grubbs, our President and Chief Executive Officer. Compensation earned by Mr. Grubbs for 2017 is included in the Summary Compensation Table on page 30 of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
W. Larry Cash	95,000	110,000	205,000
Thomas C. Dircks	155,000	110,000	265,000
Gale Fitzgerald	80,000	110,000	190,000
Richard M. Mastaler	70,000	110,000	180,000
Mark Perlberg	70,000	110,000	180,000
Joseph A. Trunfio Ph.D.	85,000	110,000	195,000
(1)	Amounts in this column reflect the aggregate grant date fair value of awards of restricted stock granted under our 2014 Omnibus Incentive Plan and computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (ASC Topic 718). The assumptions used in determining the amounts in this column are set forth in Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 2, 2018. The aggregate grant date fair value per share of restricted stock granted on June 1, 2017 was $11.82. The restricted stock granted on June 1, 2017 vests in three equal installments on the first, second and third anniversaries of the grant date. Based on a grant date fair value of approximately $110,000, the actual number of shares of restricted stock granted to each Director was 9,307. Aggregate restricted shares outstanding as of December 31, 2017 for each non-employee director were as follows: Mr. Cash: 17,306; Mr. Dircks: 17,306; Ms. Fitzgerald: 17,306; Mr. Mastaler: 17,306; Mr. Perlberg: 17,306 and Mr. Trunfio: 17,306.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current executive officers other than Mr. Grubbs whose information is provided as part of Proposal I:

Name	Age	Position
Daniele Addis, MBA	58	SVP, Business Services
Susan E. Ball, JD, MBA, RN	54	EVP, General Counsel and Secretary
William J. Burns, MBA, CPA	48	EVP and Chief Operating Officer
Timothy Fischer	50	President, Medical Doctor Associates
William G. Halnon	59	Chief Information Officer
Kevin Ingham, JD	49	SVP, Chief Human Resource Officer
Robert Murphy	59	President, Workforce Solutions
Christopher R. Pizzi, CPA	47	SVP, Chief Financial Officer and Principal Accounting Officer
Buffy Stultz White	44	President – Travel Nurse and Allied
Marisa L. Zaharoff	44	President – Branch Operations

Daniele Addis has served as Senior Vice President, Business Services since January 29, 2014. From September 2011 to January 2014, Ms. Addis was Senior Vice President, Shared Services of Randstad Professionals, a staffing company. Prior to that, she was Vice President, Shared Services and held various other positions at SFN Group, Inc. From January 1998 to January 2006, Ms. Addis was Senior Finance Manager of Office Depot, Inc. Ms. Addis holds a Bachelor in Business from Ecole Superieure de Commerce, Nantes, France, a Master of Arts in Economics from George Mason University and a Master of Business Administration from Jacksonville University.

Susan E. Ball has served as an Executive Vice President of the Company since January 1, 2017, as General Counsel since May 2004 and Secretary since March 2010. Prior to that, Ms. Ball served as our Corporate Counsel from March 2002 to May 2004. Ms. Ball also served as a Director of Jamestown Indemnity, Ltd. from September 2008 until its liquidation in the third quarter of 2015. Before joining us, Ms. Ball practiced law at Gunster, Yoakley & Stewart, P.A. from November 1998 to March 2002 and at Skadden, Arps, Slate, Meagher and Flom from 1996 to November 1998. Prior to practicing law, Ms. Ball was a registered nurse. Ms. Ball received her B.S. degree in Nursing from The Ohio State University, her Juris Doctor degree from New York Law School, and her Masters of Business Administration from Florida Atlantic University.

William J. Burns was appointed Chief Operating Officer, effective January 25, 2018. He served as Chief Financial Officer, effective from April 1, 2014, and Principal Accounting Officer, from December 1, 2014. He has served as an Executive Vice President of the Company since January 1, 2017. Prior to joining the Company, Mr. Burns served as Group Vice President and Corporate Controller for Gartner, Inc., a technology research and advisory firm, since 2008. From 2006 until 2008, Mr. Burns was the Chief Accounting Officer for CA Technologies, Inc. Mr. Burns earned his B.A. in Accounting and Information Systems from Queens College in 1992 and a Masters of Business Administration from New York University’s Stern School of Business in 2000. Mr. Burns is a Certified Public Accountant.

Timothy Fischer has served as President MDA Holdings, Inc. since April 2016. Prior to joining MDA, from 2014 through January 2016, Mr. Fischer served as Chief Operating Officer at Mitchell Martin, Inc., a talent acquisition solutions firm. From 2013 to 2014, Mr. Fischer served as Senior Vice President and led the integration of his prior employer, RCG Global Services, into Stefanini. Mr. Fischer was President of RCG Staffing from 2009 to 2013. Mr. Fischer holds a B.S. in Business Administration from Culver-Stockton College.

William G. Halnon has served as Chief Information Officer since February 2017. Prior to joining the Company, from February 2016 to February 2017, Mr. Halnon served as President of Albedon Digital, Inc. From January 2007 to February 2016, Mr. Halnon served as Senior Vice President and Chief Information Officer of Republic Services, Inc. and, from January 2005 to January 2007, he served as Senior Vice President and Chief Information Officer of Spherion, Inc. Mr. Halnon holds a B.A. in Accounting from Langston University.

Kevin Ingham has served as Senior Vice President and Chief Human Resource Officer since October 2017. Prior to joining the Company, Mr. Ingham served at Insight Global LLC as Senior Vice President of Human Resources from 2013 to November 2017; as Senior Vice President and General Counsel from December 2011 to January 2013; and as Vice President, Human Resources and General Counsel from March 2010 to December 2011. From 2008 to 2010, he served as the Director of Human Resources & Associate General Counsel at Tatum LLC, and as Senior Operations Counsel from 2001 to 2007 for BellSouth Advertising & Publishing Corp/AT&T. Mr. Ingham hold his B.S. in Psychology from Saint Joseph’s University and earned his Juris Doctor from the Rutgers School of Law.

Robert Murphy has served as President, Workforce Solutions since January 2017. Previously, Mr. Murphy served as Executive Vice President of Branch Operations of Cross Country after joining the Company in January 2011. From January 2007 to January 2011, Mr. Murphy served as Vice President of Insource Strategies and was President of Nurses PRN, a national healthcare staffing company.

Christopher R. Pizzi has served as Senior Vice President and Chief Financial Officer since January 2018. He joined Cross Country in December 2014 and has previously held the positions of Vice President of Finance, Corporate Controller and Treasurer. Prior to joining Cross Country, Mr. Pizzi served as Assistant Vice President, Corporate Finance and Accounting for Health Management Associates, Inc. and held various accounting positions with Pitney Bowes and PricewaterhouseCoopers. Mr. Pizzi earned his Bachelor of Science in Accounting from Central Connecticut State University and is a Certified Public Accountant.

Buffy Stultz White was appointed President, Travel Nurse and Allied in January 2018. She served as Senior Vice President, Recruiting Strategy and Operations since September 30, 2016. Before joining Cross Country Healthcare, Inc., Ms. White served as Executive Vice President, Global Services and Solutions Consulting, of Pontoon (a division of Adecco) from June 2015 to November 2015. Ms. White served in various capacities at Pontoon and Adecco since 2006 and, prior to that, in various roles at SFN Group, Inc. from August 2001 to July 2006.

Marisa Zaharoff was appointed President, Cross Country Staffing Branch Operations in January 2018. She has served as Executive Vice President, Cross Country Staffing Branch Operations since 2015. Ms. Zaharoff has more than 15 years of nursing, quality improvement, sales, operational and branch management experience. She earned her Master of Science in Nursing degree from the University of Illinois and a Bachelor of Science in Nursing degree from the University of Pittsburgh. She is also a Registered Nurse in the State of Illinois and Pennsylvania.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2017 compensation of our named executive officers, or NEOs. As discussed in Proposal III, we are conducting a Say-on-Pay vote this year that requests your approval, on an advisory basis, of the compensation of our NEOs as described in this section and in the tables and accompanying narrative.

Our NEOs for 2017 are:

William J. Grubbs, President and Chief Executive Officer
William J. Burns, Executive Vice President, Chief Operating Officer, who served as our Chief Financial Officer and Principal Accounting Officer during 2017
Susan E. Ball, Executive Vice President, General Counsel and Secretary
Robert Murphy, President, Workforce Solutions
Vickie L. Anenberg, Former President, Cross Country Staffing

Executive Summary

2017 Business Performance Highlights

We are a national leader in providing healthcare staffing, recruiting and value-added workforce solutions. Through a full suite of innovative workforce solutions and a national presence including 75 office locations throughout the United States, we are able to meet the unique and dynamic needs of our clients. By utilizing our various solutions, clients are able to better plan their personnel needs, outsource recruitment processes, strategically flex their workforce, streamline their purchasing needs, access specialties not available in their local area, access quality healthcare personnel and provide continuity of care for improved patient outcomes. Our solutions are geared towards assisting our clients in solving their labor issues while maintaining high quality outcomes.

Over the past four years we have added nearly $250 million of revenue and increased our Adjusted EBITDA* (a non-GAAP financial measure) from $17 million to $43 million. In the past two years, we have won more than 40 Managed Service Programs (MSPs) representing anticipated spend under management of $189 million when the programs are fully ramped. During 2017, we had more than 29,000 healthcare professionals on assignment at 6,975 facilities, and our MSPs served approximately 500 facilities.

Highlights from 2017 include:

•	We were ranked the #1 provider of per diem healthcare staffing in the United States.
•	Effective July 1, 2017, we completed the acquisition of Advantage RN, LLC, a travel nurse business, to support our growing demand.
•	We won 23 MSP contracts with anticipated spend under management of $111 million.
•	We improved our borrowing capacity and reduced our interest cost of borrowing by repaying our higher priced convertible notes in March 2017, and renewing and upsizing our Senior Credit Facility to include a $100 million term loan and a $115 million revolving credit facility in August 2017.
•	We released substantially all of our valuation allowances on deferred tax assets primarily due to positive evidence of the Company’s three years of cumulative pre-tax income and projections of future taxable income.

2017 Compensation Highlights

•	Base Salary: Base salary increases for NEOs, approved in 2017, ranged from $25,000 to $45,000, or from 6.6% to 11.9%, substantially to position salaries of certain executives closer to median market values. Mr. Grubbs did not receive an increase in his base salary for 2018 and increases to other executives were generally for a change in responsibilities.
*	See Annex A of this proxy statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

•	Annual Incentives: Financial results of the Company for 2017 were below the threshold for the Company and all but one business unit, Cross Country Staffing (“CCS”). As a result, bonuses were paid to Messrs. Grubbs and Burns, and Ms. Ball for the 2017 year solely based on the achievement of individual objectives. In accordance with the Company’s pay for performance philosophy, Mr. Grubbs received 66.6% less short-term incentive bonus in 2017 than the prior year.

3-Year STI Bonus Payment History

NEOs(1)(2)	Year	Target ($)	Payout ($)		Payout as % of Target		% Change vs. Prior Year
William J. Grubbs	2017	730,000	146,000		20.0%		(66.6)%
Chief Executive Officer	2016	685,000	437,564		63.9%		(27.1)%
and President	2015	625,000	600,000		96.0%		43.5%

William J. Burns	2017	332,500	66,500		20.0%		(68.0)%
Chief Financial Officer and	2016	308,000	207,751		67.5%		(28.1)%
Principal Accounting Officer	2015	280,000	288,899		103.2%		81.0%

Susan E. Ball	2017	225,000	81,000		36.0%		(43.2)%
General Counsel	2016	201,000	142,526		70.9%		(31.3)%
and Secreteray	2015	201,000	207,389		103.2%		63.0%

Robert Murphy	2017	137,500	30,986		22.5%		(72.2)%
President,	2016	125,000	111,261		89.0%		11.2%
Workforce Solutions	2015	112,500	100,074		89.0%		39.9%

Vickie L. Anenberg	2017	282,750	0	(2)	0	%(2)	(100.0)%
President, Cross	2016	260,000	205,953		79.2%		7.7%
Country Staffing	2015	232,375	191,307		82.3%		(2.4)%
(1)	On January 25, 2018, Mr. Burns was promoted from Executive Vice President and Chief Financial Officer to Executive Vice President and Chief Operating Officer.
(2)	Ms. Anenberg’s employment with the Company terminated prior to the payment of the incentive bonus. Accordingly, pursuant to Company policy no payment was made.

Long Term Incentives: Executives were awarded long-term incentives which were 50% time-based and 50% based on performance. The performance period for Performance-based Share Awards (PSAs) runs through 2019 and, as such, no PSAs were earned in 2017.

Pay for Performance

We pay for performance. The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of the Company. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. Our NEO compensation for 2017 reflects this commitment.

Good Governance

What we do		What we don’t do
☑	Majority of compensation incentive-based and at risk tied to company performance	X	No guaranteed incentive payments
☑	Engage independent compensation consultants	X	No 280G excise tax gross-ups
☑	Engage in peer group benchmarking	X	No pension or retirement plans
☑	Due diligence in setting compensation targets and goals	X	No option repricing
☑	Periodically assess the compensation programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to the company	X	Perquisites are not a substantial portion of our NEO pay packages
☑	Provide reasonable severance protection with double trigger protections upon a change in control	X	No pledging and no hedging
☑	Clawbacks of equity and cash compensation in the event of a restatement
☑	Robust stock ownership guidelines

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Committee also considers the results of the prior year’s shareholders advisory vote on our executive compensation to provide useful feedback regarding whether shareholders believe the Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. For the seventh straight year, our 2016 executive compensation program received substantial shareholder support and was approved, on an advisory basis, by 97.8% of the votes cast at the 2017 annual stockholder meeting. In 2016 we received 98.4% approval for 2015 compensation. Our Compensation Committee believes that this vote reflected our shareholders’ strong support of the compensation decisions made by the Committee for our NEOs for 2017.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The philosophy of our executive compensation program is to align pay with performance, keep overall compensation competitive and ensure that we can recruit, motivate and retain high quality executives. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. Our NEO compensation for 2017 reflects this commitment. Our executives’ compensation for 2017 consisted of a base salary, an annual incentive bonus and long-term equity awards (50% of which are time vested over three years and 50% of which are performance-based). In 2017, the performance-based portion of the long-term equity awards was based on two performance metrics: 3-year cumulative Adjusted EBITDA (weighted 75%) and Adjusted EBITDA margin at the end of the 3-year period (weighted 25%). For 2017, 78% of our CEO’s target total compensation and an average of 62% of our other NEO’s target total compensation were performance-based or equity-based. We do not provide pension, supplemental retirement benefits or material perquisites to our executives as they are not tied to performance.

The three principles of our compensation philosophy are as follows:

Total direct compensation levels should be sufficiently competitive to attract, motivate and retain the highest quality executives. Our Committee seeks to establish target total direct compensation (base salary, short-term and long-term incentive) at the 50th percentile of our Peer Group and market data of companies of like size, thereby providing our executives the opportunity to be competitively rewarded for our financial, operational and stock price growth. It is also the Committee’s intention to set total executive compensation sufficiently high to attract and retain strong, motivated leadership who will not only strive to reach our key operating and strategic objectives, but also demonstrate the utmost integrity in doing so.

Performance-based compensation should constitute a substantial portion of total compensation. We believe in a pay-for-performance culture, with a significant position of total direct compensation being performance

-based and/or “at risk.” The performance of our executives, considered in light of general economic and specific company, industry and competitive conditions, serves as the primary basis for determining their overall compensation. Accordingly, a portion of the compensation provided to our executive officers is tied to, and varies with, our financial and operational performance, as well as individual performance. We view our short-term and long-term components of the compensation program as being “at risk.”

Long-term incentive compensation should align executives’ interests with our shareholders’ interest to further the creation of long-term shareholder value. Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage the Company from the perspective as owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Our stock ownership guidelines further enhance the incentive to create long-term shareholder value. Equity-based compensation also subjects our executives to market risk similar to our shareholders.

This philosophy serves as the basis of the Committee’s decisions regarding each of the following three components of pay: base salary, short-term (annual) incentive compensation and long-term (equity) compensation, each of which is discussed below.

THE ROLE OF THE COMPENSATION COMMITTEE, MANAGEMENT AND CONSULTANTS AND THE COMPENSATION SETTING PROCESS

The Committee is comprised solely of independent directors and is responsible for determining the compensation of our CEO and other NEOs. The Committee receives assistance from its independent compensation advisor, which is Pearl Meyer, and from our CEO (with respect to NEO compensation other than his own).

Annually, the Committee evaluates the Company’s executive and director compensation design, competitiveness and effectiveness. In 2017, the Committee continued to engage Pearl Meyer to review the compensation components for our NEOs against our 2017 Peer Group and market data of like-sized companies, assist in the determination of the 2017 compensation for our NEOs, and provide recommendations for our director compensation program. Pearl Meyer does not perform any other services for the Company other than its consulting services to the Committee and is deemed to be independent and conflict-free under relevant stock exchange standards.

Our NEO compensation program is implemented yearly and it coincides with the completion of our annual financial statement audit and release of annual earnings, as well as the approval of the budget for the then current year. Annual cash incentives earned for the prior year, if any, are determined by the Committee and paid out at that time. Current year target objectives are also established at that time and any adjustments to base salaries are typically determined by the Committee at that time.

When making NEO compensation decisions, the Committee takes many factors into account, including the economy, the NEO’s performance, expected future contributions to the Company’s success, the financial and operational results of individual business units, our financial and operational results as a whole, the NEO’s historical compensation, and any retention concerns. As part of the process, the CEO provides the Committee with his assessment of the NEOs’ performance and other factors used in developing his recommendation for their compensation, including salary adjustments, cash incentives and equity grant guidelines for the then current year. In looking at historical compensation, the Committee looks at the progression of salary increases over time, an NEO’s ability to meet targets in prior years, the value inherent in equity awards to be granted to complete the total compensation program for an NEO for a particular year, economic outlook and our stock performance. The Committee uses the same general factors in evaluating the CEO’s performance and compensation as it uses for the other NEOs.

Upon receipt of this information, the Committee discusses proposed compensation plans for the CEO and other NEOs in detail. Based on our Governance Guidelines, the Committee is required to annually approve the goals and objectives for compensating the CEO and other NEOs, evaluate their performance in light of these goals before setting their salaries, bonus and other incentive and equity compensation. The Committee adjusts the cash incentive portion of the NEOs’ compensation consistent with its philosophy to incentivize and reward executives to reach certain financial and strategic objectives and reward them based upon their performance. The Committee believes that maintaining the flexibility to make upward or downward adjustments to the various components of the NEOs compensation programs allows the Committee to appropriately provide incentives to individuals and further aligns the NEOs with the objectives of our stockholders.

THE ROLE OF BENCHMARKING

At the beginning of the executive compensation setting process each year, the Committee, in consultation with its independent compensation consultant, determines the process by which it will work to ensure that the Company’s compensation programs are competitive. For 2017, the Compensation Committee, with the recommendation of Pearl Meyer, determined it would be appropriate to maintain the group of peer companies which it had established in 2016. The peer group is comprised of companies from both the healthcare staffing and general staffing industry, and it includes the following 11 companies: AMN Healthcare Services, Inc., On Assignment, Inc., KForce, Inc., TrueBlue, Inc., CDI Corp., Hudson Global, Korn/Ferry International, Volt Information Sciences, Inc., Heidrick & Struggles International Inc., GP Strategies Corp., and Barrett Business Services, Inc. (the “2017 Peer Group”). The Compensation Committee determined that the companies in the peer group have business characteristics that are similar to our business.

Although the companies in the 2017 Peer Group are comparable to the Company in certain respects, factors such as revenue, business mix, profitability, business strategy, compensation philosophy, and incentive plan design vary among the peers and such differing factors affect the compensation which they provide to their executives. The Committee reviewed the practices of the 2017 Peer Group and considered their compensation levels as an indicator of the competitive market for our executives for fiscal year 2017, and, while informative to the Committee, such peer practices are not the sole factor that influences the Committee’s decisions about executive compensation. The Committee also makes decisions based on the collective experience and knowledge of its members.

Generally, our policy has been to pay our NEOs base salaries at the 50th percentile of our Peer Group. Incentive payouts, at a reduced level, begin upon achievement of a predetermined percentage of targeted objectives (generally 80% or higher for EBITDA and 95% for revenue) which can vary from year to year and from one performance metric to another, so that there is not a disincentive to the NEOs. Payouts may exceed 100% if the performance exceeds 100% of the target objective as set forth in the table on page 31. We believe that an “all or nothing” approach could provide a disincentive compared to our tiered payout approach that is better aligned with our overall operating objectives, and ensures that pay varies in proportion to performance. In determining competitive compensation levels for the NEOs, the Committee takes into account their responsibilities, past performance, external market practices and the economy.

COMPONENTS OF 2017 NEO PAY PROGRAM

The Committee uses various compensation elements to provide an overall competitive total compensation and benefits package to the NEOs that is tied to creating stockholder value, is commensurate with our financial results and aligns with the business strategy. The Committee’s specific rationale, design, reward process and relating information are outlined below.

Base Salary

We provide the NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined on the basis of each executive’s position, performance and level of responsibility. Base salary levels are reviewed annually. Peer group and market data from like sized companies are utilized in our review. Merit increases for NEOs are considered based on the annual reviews of market data and base salaries, and are adjusted only as needed, not necessarily annually. Base salaries for NEOs are generally benchmarked within a tight range of the market median for our peer groups and companies of like size.

NEO	2017 Base Salary ($)	2016 Base Salary ($)	% Incr/Decr vs Prior Year
William J. Grubbs	730,000	685,000	6.6%
William J. Burns	475,000	440,000	8.0%
Susan E. Ball	375,000	335,000	11.9%
Robert Murphy	275,000	250,000	10.0%
Vickie L. Anenberg	435,000	400,000	8.8%

Annual Cash Incentive Program

The annual cash incentive program is a core component of our “pay-for-results” philosophy. The program is heavily weighted to our financial results or relevant business units and the goals are closely linked to business strategy. The components of this program have historically included the incentive and reward opportunity (expressed as a percentage of base salary) and performance measures determined by the Committee, such as: revenue, Adjusted EBITDA, segment contribution income, Adjusted earnings per share (EPS) or pre-tax income. To ensure the integrity of the goals and minimize the risk of unanticipated outcomes, each goal has had a performance range built around it with a commensurate increase or decrease in the associated award opportunity. The Committee may adjust performance measures for certain special, unusual or non-recurring items at its sole discretion.

Historically, the Committee has established performance goals and the weighting of each goal during its first Committee meeting each year. The process for setting the goals begins with the management team establishing preliminary goals based on prior year’s results, the budget, strategic initiatives, industry performance and projected economic conditions. The Committee assesses the difficulty of the goals and their implications for share price appreciation, revenue growth and other related factors. The iterative process results in final goals presented by management to the Committee at its March meeting.

Incentives and Award Opportunities. Each annual target cash incentive award opportunity is expressed as a percentage of base salary, which may be earned based on both the achievement of certain financial objectives (the “Objective Bonus” component) and subjective considerations (the “Subjective Bonus” component). If results fall below pre-established threshold levels, no cash award is payable under the Objective Bonus component, although a Subjective Bonus may still be paid at the discretion of the Committee. If results exceed pre-established outstanding goals, the cash award payable under the Objective Bonus component is capped at a maximum award opportunity. The Committee believes that having a maximum cap serves to promote good judgment by the NEOs, reduce the likelihood of windfalls and makes the maximum cost of the plan predictable. The award opportunity is established for each position with the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities).

The Subjective Bonus opportunity also is capped at a maximum amount, expressed as a percentage of base salary, which may vary for each position. The use of subjective criteria enables the Committee to consider a variety of subjective factors relative to each executive’s specific responsibilities. This process allows the Committee to evaluate performance and to recognize contributions in light of our changing needs.

The table below sets forth the percentages of the portion of the 2017 annual incentive bonus that was payable upon achievement of the minimum, target and maximum levels (with interpolation between levels) of the performance metrics set forth in the table below for each of our NEOs.

	Attainment Range (Minimum/ Target/ Maximum)	Payout Percentage (Minimum/ Target/ Maximum)	% of Annual Incentive by Performance Metric
Performance Metric			Grubbs	Burns	Ball	Murphy	Anenberg(1)
Company Annual Revenue	95%/100%/105%	20%/100%/180%	20%	20%	20%	12.5%	7.5%
Company Annual Adjusted EBITDA	80%/100%/120%	20%/100%/180%	60%	60%	60%	37.5%	22.5%
CCS Revenue	95%/100%/105%	20%/100%/180%	n/a	n/a	n/a	3.75%	12.5%
CCS Contribution Income	80%/100%/120%	20%/100%/180%	n/a	n/a	n/a	11.25%	37.5%
OWS-RPO Revenue	95%/100%/105%	20%/100%/180%	n/a	n/a	n/a	3.75%	n/a
OWS-RPO Contribution Income	80%/100%/120%	20%/100%/180%	n/a	n/a	n/a	11.25%	n/a
Individual Objectives	n/a	20%/100%/180%	20%	20%	20%	20%	20%
Total			100%	100%	100%	100%	100%
(1)	Ms. Anenberg’s employment with the Company terminated prior to the payment of the incentive bonus. Accordingly, pursuant to Company policy no payment was made.

As the former President of CCS, Ms. Anenberg was responsible for the performance of the Company’s Nurse and Allied Staffing business segment (other than Mediscan and Advantage RN) which represented approximately 76% of the Company’s total revenue for the full year in 2017. Accordingly, the Committee had designed her annual incentive bonus to focus on the short-term financial, operational, and qualitative performance metrics to promote long-term growth for both CCS and the Company. Mr. Murphy, the President, Workforce Solutions, is responsible for the performance of the Company’s Workforce Solutions division. His 2017 annual incentive bonus was also structured to focus on short-term financial, operational and qualitative performance metrics to promote the long-term growth of the Company. For 2017, Mr. Murphy’s annual incentive bonus was therefore partially based on CCS contribution income and revenue and OWS/RPO contribution income and revenue.

The annualized Company Adjusted EBITDA (a non-GAAP financial measure) and annualized Company revenue targets for the NEOs for 2017 were $57.8 million and $889.2 million, respectively. See Annex A of this proxy statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Determination of 2017 Annual Incentive Bonus Payments

The Committee determined that, for 2017, the Company achieved annualized Adjusted EBITDA of $43.4 million and annualized revenue of $865.0 million ($39.6 million and $818.0 million, respectively, after consideration of certain other unusual items outside the reasonable control of management). These amounts were 68.4% and 92.0% of the target level, respectively, and below the threshold levels necessary to pay out on the financial performance portion of the Annual Incentive Bonuses for Messrs. Grubbs and Burns and Ms. Ball. Accordingly, Messrs. Grubbs and Burns received 20% of their Annual Target Incentive based on achieving the subjective portion of their bonuses regarding individual objectives and Ms. Ball received 36% of her Annual Target Incentive based on achieving the subjective portion of her bonus regarding individual objectives as well. The Committee also determined that CCS achieved segment contribution income of $76.9 million and segment revenue of $655.8 million, after consideration of certain unusual items outside of the reasonable control of CCS management. These amounts were 80.6% and 87.9% of their target levels, respectively. In addition, the Committee determined that OWS/RPO achieved segment contribution income of $2.4 million and segment revenue of $26.8 million. These amounts were 32.8% and 64.0% of their target levels, respectively. Set forth below are the annual incentive bonuses earned by the NEOs for 2017.

	Target Bonus Opportunity		Annual Incentive Bonus Earned
NEOs	% of Base Salary	$	% of Target Bonus Opportunity Earned		Individual Objectives Achieved		$
William J. Grubbs	100%	730,000	20.0	%(1)	100.0%		146,000
William J. Burns	70%	332,500	20.0	%(1)	100.0%		66,500
Susan E. Ball	60%	225,000	36.0	%(1)	180.0%		81,000
Robert Murphy	50%	137,500	22.5	%(1)(2)	100.0%		30,986
Vickie L. Anenberg	65%	282,750	0	%(3)	0	%(3)	0	(3)
(1)	Based on achievement levels of the Adjusted EBITDA and revenue targets, and achievement of individual objectives at 100% for Messrs. Grubbs, Burns, and Murphy, and 180% for Ms. Ball.
(2)	In addition to components referenced in (1), Mr. Murphy’s bonus was also based on contribution income and revenue of CCS and OWS/RPO.
(3)	Ms. Anenberg’s employment with the Company terminated prior to the payment of the incentive bonus. Accordingly, pursuant to Company policy no payment was made.

Long-Term Incentive Compensation

The Company uses equity-based awards to focus executives on long-term performance, to align executives’ financial interests with those of shareholders and to create retention platforms for key executives. Equity-based awards for NEOs are generally made based on the executive’s position, experience and performance, prior equity-based compensation awards and competitive equity-based compensation levels. Further, the Committee determines the terms and conditions of equity grants taking into account market practices and the objectives of the compensation program. Retaining key talent is a key factor for the Committee in considering the level of equity awards and the vesting schedule. The Committee may make grants of equity awards at such times during the year as it deems appropriate.

In 2017, 50% of the equity awards granted to the NEOs were in the form of time-based Restricted Share Awards (RSAs) and 50% were in the form of Performance-based Share Awards (PSAs) under our 2014 Omnibus Stock Incentive Plan (referred to as the Plan). Since 2014, the Company has issued PSAs instead of Stock Appreciation Rights (SARs) since PSAs more closely tie compensation to specific financial performance goals and are intended to focus management on maximizing shareholder value.

Name	Long-Term Incentive (LTI) Target	Target as % of Base Salary(2)	Grant Date Value of Restricted Share Awards (per share)	Number of Restricted Share Awards	Value of Restricted Share Awards	Restricted Share Awards as % of LTI Target
William J. Grubbs	$1,788,500	245%	$14.36	62,274	$894,255	50%
William J. Burns	$593,750	125%	$14.36	20,674	$296,879	50%
Susan E. Ball	$375,000	100%	$14.36	13,058	$187,513	50%
Robert Murphy	$137,500	50%	$14.36	4,788	$68,756	50%
Vickie L. Anenberg(1)	$543,750	125%	$14.36	18,933	$271,878	50%
(1)	Ms. Anenberg’s employment with the Company terminated and accordingly, pursuant to the Company’s policy and applicable plans unvested equity awards were forfeited.
(2)	Based on an analysis conducted by Pearl Meyer and its recommendation, the long-term incentive award percentages for certain executives were increased to provide an opportunity for payout at the 50th percentile based on the Company’s peer group. In addition, in 2017 the Company adopted a three-year performance plan for a portion of the long-term incentive awards to promote more consistent performance and drive greater shareholder value.

The Committee approves a number of RSAs and a target number of PSAs for the NEOs to be granted on March 31st of each year. In 2017, the grant date values are set forth below and were based on the closing price on the grant date. Individual awards are based on a percentage of individual’s respective base salary at the time the awards are granted. The percentages and eligibility are based on the terms of employment for certain individuals or as may be determined by the Compensation Committee. Messrs. Grubbs, Burns, and Murphy, and Ms. Ball receive an amount of PSAs equal to 122.5%, 62.5%, 25.0%, and 50.0% of their respective annual base salaries.

Name	Grant Date Value of Restricted Share Awards (per share)	Number of Restricted Share Awards	Grant Date Value of Performance Share Awards at Target (per share)	Target Number of Performance Share Awards
William J. Grubbs	$14.36	62,274	$14.36	62,274
William J. Burns	$14.36	20,674	$14.36	20,674
Susan E. Ball	$14.36	13,058	$14.36	13,058
Robert Murphy	$14.36	4,788	$14.36	4,788
Vickie L. Anenberg(1)	$14.36	18,933	$14.36	18,933
(1)	Ms. Anenberg’s employment with the Company terminated and accordingly, pursuant to the Company’s policy and applicable plans unvested equity awards were forfeited.

All of the RSAs granted to the NEOs in 2017 provide for vesting of 33 and 1/3% of the award on each of the first, second and third anniversaries of the grant date, subject to the NEO’s continued employment through the vesting date. The PSAs granted to the NEOs in 2017 provide for the issuance of a number of restricted shares based on the level of attainment of cumulative Adjusted EBITDA over a three-year period (weighted 75%) and the Adjusted EBITDA margin at the end of that three-year period (weighted 25%) (a non-GAAP financial measure) as follows:

Performance Level	3-yr Cumulative Adjusted EBITDA Achieved ($000s)	Percentage of the Target Shares Earned	Adjusted EBITDA Margin Achieved	Percentage of the Target Shares Earned
Below Threshold	Less than $165,000	0%	Less than 6.25%	0%
Threshold	$165,000	20%	6.25%	20%
Target	$220,000	100%	8.00%	100%
Maximum	$242,000	120%	8.75%	120%

Any restricted shares issued under the PSA would vest on December 31, 2020, subject to the NEO’s continued employment through such date. See Annex A of this proxy statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

OTHER COMPENSATION AND BENEFITS

2003 Deferred Compensation Plan

We maintain the 2003 Deferred Compensation Plan, an unfunded non-qualified deferred compensation arrangement, intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code. Designated executives, including our NEOs, may elect to defer the receipt of a portion of their annual base salary, bonus and commission to our Deferred Compensation Plan. We may also make a discretionary contribution to the Deferred Compensation Plan on behalf of certain participants, which generally becomes vested three years from the date such contribution is made to the plan, upon the occurrence of a change in control or upon a participant’s retirement, death during employment or disability. Generally, payments under the Deferred Compensation Plan automatically commence upon a participant’s retirement, termination of employment or death during employment. Under certain limited circumstances described in the Deferred Compensation Plan, participants may receive distributions during employment. To enable us to meet our financial commitment under the Deferred Compensation Plan, assets may be set aside in a corporate-owned vehicle, which assets remain available to all our general creditors in the event of our insolvency. Participants of the Deferred Compensation Plan are our unsecured general creditors with respect to the Deferred Compensation Plan benefits. Currently, none of our NEOs have any amounts deferred under the Deferred Compensation Plan and no discretionary contributions were made to the plan in 2017.

2017 Non-Qualified Deferred Compensation Plan

In November 2017 we adopted the Cross Country Healthcare, Inc. 2017 Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), an unfunded non-qualified deferred compensation arrangement, intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and effective January 1, 2018. Generally, employees earning more than $120,000 per year, including our NEOs, may elect to defer the receipt of a portion of their annual base salary, bonus and commission to our Deferred Compensation Plan. We may also make a discretionary contribution to the Deferred Compensation Plan on behalf of certain participants, which contribution will be subject to such vesting period as determined by the Company at the time of contribution Any such discretionary contribution will become vested upon the occurrence of a change in control or upon a participant’s retirement, death during employment or disability. Generally, payments under the Deferred Compensation Plan automatically commence upon a participant’s retirement, termination of employment or death during employment. Under certain limited circumstances described in the Deferred Compensation Plan, participants may receive distributions during employment. To enable us to meet our financial commitment under the Deferred Compensation Plan, Company assets may be set aside in a corporate-owned vehicle, which assets remain available to all our general creditors in the event of our insolvency. Participants in the Deferred Compensation Plan are our unsecured general creditors with respect to the Deferred Compensation Plan benefits.

401(k) Plan

We maintain a 401(k) plan. The plan permits eligible employees to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan equal to a pre-determined percentage of an employee’s voluntary, pre-tax contributions and may make an additional discretionary profit sharing contribution to the plan, subject to applicable tax limitations; provided, however, that NEOs and other executive officers were no longer eligible to participate in our 401(k) plan effective January 2017. Other eligible employees who elect to participate in the plan are generally vested in any matching contribution after three years of service with us and fully vested at all times in their employee contributions to the plan. The plan is intended to be tax-qualified under Section 401(k) of the Code, so that contributions to the plan and income earned on plan contributions are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made. Our 401(k) matching contribution has a matching contribution rate equal to 25% of the first 6% of compensation contributed to the plan by eligible participants during each payroll period.

Other Benefits

Executives participate in the health and dental coverage, company-paid term life insurance, disability insurance, paid time off and paid holidays programs applicable to other employees in their locality. These benefits are designed to be competitive with overall market practices and are in place to attract and retain the necessary talent in the business.

Employment Agreements

On March 9, 2016, we entered into an employment agreement with William J. Grubbs, our Chief Executive Officer. Effective January 2016, Mr. Grubbs’ salary was increased to $685,000, and to $730,000 effective January 1, 2017. The salary is subject to annual review by the Committee and Mr. Grubbs is currently eligible to receive an annual bonus of a target at 100% of his base salary but not in excess of 180% of his base salary based on the level of achievement of performance goals to be established by the Committee. Mr. Grubbs is eligible to participate in the Company’s equity incentive plan, as well as all benefit plans and fringe benefit arrangements available to our senior executives. If Mr. Grubbs’ employment agreement is not renewed by us at the end of any employment term, is terminated by us without cause or Mr. Grubbs terminates his employment for good reason (see “Potential Payments Upon Termination or Change in Control” below), and if he is not otherwise entitled to receive severance benefits under our Executive Severance Policy, subject to his timely execution of a release, he will be entitled to a severance payment equal to the sum of (i) two years base salary and (ii) two times the average annual bonus paid in the immediately three prior calendar years and (iii) two years health benefits. In addition, any and all unvested stock appreciation rights, performance stock awards, stock options or other equity shall immediately vest upon such termination without Cause or for Good Reason.

The Company also agreed to reimburse Mr. Grubbs (on a tax grossed up basis) for the reasonable legal fees incurred by him in connection with the negotiation of the new employment agreement in 2016.

On January 26, 2018, we amended and restated our employment agreement with William J. Burns in connection with his promotion to Chief Operating Officer. His base salary was increased from $440,000 to $525,000 per year when he was promoted to Chief Operating Officer in January 2018. His base salary is subject to annual review by the Committee and Mr. Burns is eligible to receive an annual bonus with a target of 75% of his base salary as a short-term incentive and 150% as a long-term incentive based on the level of achievement of performance goals as Chief Operating Officer to be established by the Committee. Mr. Burns is also eligible to participate in the Company’s equity incentive plan, as well as all benefit plans and fringe benefit arrangements available to our senior executives. If Mr. Burns’ employment is terminated by us without cause or Mr. Burns terminates his employment for good reason, and if he is not otherwise entitled to receive severance benefits under our Executive Severance Policy, subject to his timely execution of a release, he will be entitled to a severance payment equal to one year’s base salary and benefits.

Severance/Change of Control Arrangements

We maintain an Executive Severance Policy, or the Severance Policy pursuant to which, subject to executing a release, each NEO is entitled to receive certain severance payments and benefits if, within 90 days prior to, or within 18 months after, a “Change of Control” (as defined in the Severance Policy) of the Company, such NEO was terminated without cause or incurred an “involuntary termination” (i.e. a resignation for good reason). It is a “double-trigger” policy as a “Change of Control” must occur and the NEO must be terminated without Cause (as defined in the Severance Policy) or the NEO terminates for “Good Reason” (as defined in the Severance Policy). Under the Severance Policy, Mr. Grubbs, Mr. Burns, and Ms. Ball are entitled to, and Ms. Anenberg was entitled to, receive continued base salary for a period of two years following termination, plus two times the amount of their target bonus for the year in which a Change of Control occurs. Under the Severance Policy, Mr. Murphy is entitled to receive continued base salary for a period of one year following termination, plus one times the amount of his target bonus for the year in which a Change of Control occurs. In addition, during such periods, we would continue to make group health, life or other similar insurance plans available to such NEO and his or her dependents, and we would pay for such coverage to the extent we paid for such coverage prior to the termination of employment. The severance benefits payable under the Severance Policy are subject to: (1) the six-month delay under Section 409A of the Code; (2) the execution and non-revocation of a general release of claims in favor of the Company within a specified time period; and (3) reduction to avoid any excise tax on “parachute payments” if the NEO would benefit from such reduction as compared to paying the excise tax.

In addition, under our general severance pay policy for all of our eligible employees, if an NEO (other than Mr. Grubbs and Mr. Burns whose arrangements are included in their employment agreements) is terminated without cause (as defined in our general severance pay policy) other than in connection with a Change of Control, the NEO, subject to executing a release acceptable to the Company, would be entitled to one week’s base salary for each full year of continuous service with us.

Perquisites

Our NEOs are not entitled to any perquisites that are not otherwise available to all of our employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage or similar benefits for our executives or employees.

Stock Ownership Guidelines

Effective as of January 1, 2014, our Company’s chief executive officer must hold shares of Common Stock equal to three times his base salary, to be accumulated over three years, and the Company’s other senior executives must hold shares of Common Stock equal to one times his or her base salary, to be accumulated over three years. All senior executives who have served in that capacity for more than three years are in compliance with this guideline.

Impact of Accounting and Tax Matters

As a general matter, the Committee reviews and considers the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Committee examines the accounting cost associated with equity compensation in light of ASC Topic 718.

With respect to tax matters, the Committee considers the impact of Section 162(m) of the Code, which generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and certain other executive officers. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, certain types of compensation were deductible if the requirements of Section 162(m) of the Internal Revenue Code with respect to performance-based compensation were satisfied. Historically, the Committee has attempted to maximize the effectiveness of our executive compensation plans in this regard while retaining the discretion to grant awards (such as restricted stock with time-based vesting) not complying with the performance-based exception of 162(m) if deemed to be in the best interests of the Company to do so. As was the case prior to the enactment of the Tax Cuts and Jobs Act, the Committee will continue to monitor issues concerning the deductibility of executive compensation. Since corporate objectives may not always be consistent with the requirements for tax deductibility, the Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m) of the Internal Revenue Code. Thus, deductibility will be one of many factors considered by the Committee in ascertaining appropriate levels or modes of compensation.

Incentive Compensation Recoupment “Clawback” Policy

The Company has an Incentive Compensation Recoupment Policy (“Clawback Policy”) for executive officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive-related compensation. If there is a “Restatement” and the Board determines that an executive received incentive compensation over a 3-year look back period (during which the policy was in effect) in excess of the amount that would have been paid to the executive had such incentive compensation been calculated based on the restatement, regardless of fault, the Board has the discretion to (i) require the executive to repay all or a portion of any cash incentive compensation, (ii) cancel all or a portion of any vested or unvested incentive compensation awarded to the executive, and (iii) require the executive to repay all or a portion of any gains realized with respect to the award. Under the policy, “Restatement” means any restatement of the Company’s financial statements due to non-compliance with any accounting requirement where such restatement is due to the covered person’s fraud or misconduct, errors or omissions or other related activities.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE COMPENSATION COMMITTEE

Joseph A. Trunfio, PhD, Chairman
W. Larry Cash, Member
Mark Perlberg, Member

SUMMARY COMPENSATION TABLE

The following table provides a summary of the compensation received by our NEOs for the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position (1)(4)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
William J. Grubbs	2017	730,000	—	1,788,509	—	146,000	—	—	2,664,509
Chief Executive Officer	2016	685,000	—	1,370,014	—	437,564	—	—	2,492,578
And President	2015	625,000	—	1,093,753	—	600,000	—	—	2,318,753

William J. Burns	2017	475,000	—	593,757	—	66,500	—	—	1,135,257
Chief Financial Officer and	2016	440,000	—	396,002	—	207,751	—	1,656	1,045,409
Principal Accounting Officer	2015	400,000	—	359,998	—	288,899	—	34,014	1,082,911

Susan E. Ball	2017	375,000	—	375,026	—	81,000	—	—	831,026
General Counsel	2016	335,000	—	234,507	—	142,526	—	1,656	713,689
And Secretary	2015	335,000	—	234,496	—	207,389	—	3,430	780,315

Robert Murphy	2017	275,000	—	137,511	—	30,986	—	—	443,497
President,
Workforce Solutions

Vickie L. Anenberg (4)	2017	435,000	—	543,756	—	—	—	—	978,756
President, Cross	2016	400,000	—	359,995	—	205,953	—	1,656	967,604
Country Staffing	2015	357,500	—	321,762	—	191,307	—	4,675	875,244
(1)	On January 25, 2018, Mr. Burns was promoted from Executive Vice President and Chief Financial Officer to Executive Vice President and Chief Operating Officer.
(2)	Amounts in this column reflect the aggregate grant date fair value of awards of restricted stock and Performance-based Share Awards granted under our 2014 Omnibus Incentive Plan and computed in accordance with ASC Topic 718. The grant date fair value of the Performance-based Share Awards is based on the probable outcome of the performance conditions as of the grant date, in accordance with Item 402 of Regulation S-K. The aggregate grant date fair value per share of stock awards granted on March 31, 2017, was $14.36. The fair value of awards at the maximum level of achievement for performance awards for 2017 was as follows: Mr. Grubbs, $1,967,363; Mr. Burns, $653,136; Ms. Ball, $412,534; Mr. Murphy, $151,268; and Ms. Anenberg, $598,137. Further information regarding the 2017 awards is included in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2017 Year-End” tables later in this proxy statement. See Note 14 of the notes to our consolidated financial statements contained in our 2017 Annual Report on Form 10-K filed on March 2, 2018 for a discussion of all assumptions made by us in determining the values of equity awards.
(3)	The “All Other Compensation” column consists of employer matching contributions in 2016 and 2015 to the 401(k) plan and relocation expenses for Mr. Burns in 2015.
(4)	Ms. Anenberg’s employment with the Company terminated and pursuant to the Company’s policy and applicable plans the incentive bonus was not paid and unvested equity awards were forfeited.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes equity and non-equity incentive plan awards granted to our NEOs during the last fiscal year.

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
	Grant Date	Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William J. Grubbs	3/31/2017	3/22/2017	146,000	730,000	1,314,000	—	—	—	—	—
	3/31/2017	3/22/2017	—	—	—	12,455	62,274	74,729	—	894,254
	3/31/2017	3/22/2017	—	—	—	—	—	—	62,274	894,255
William J. Burns	3/31/2017	3/22/2017	66,500	332,500	598,500	—	—	—	—	—
	3/31/2017	3/22/2017	—	—	—	4,135	20,674	24,809	—	296,878
	3/31/2017	3/22/2017	—	—	—	—	—	—	20,674	296,879
Susan E. Ball	3/31/2017	3/22/2017	45,000	225,000	405,000	—	—	—	—	—
	3/31/2017	3/22/2017	—	—	—	2,612	13,058	15,670	—	187,513
	3/31/2017	3/22/2017	—	—	—	—	—	—	13,058	187,513
Robert Murphy	3/31/2017	3/22/2017	27,500	137,500	247,500	—	—	—	—	—
	3/31/2017	3/22/2017	—	—	—	958	4,788	5,746	—	68,755
	3/31/2017	3/22/2017	—	—	—	—	—	—	4,788	68,756
Vickie L. Anenberg(5)	3/31/2017	3/22/2017	56,550	282,750	508,950	—	—	—	—	—
	3/31/2017	3/22/2017	—	—	—	3,787	18,933	22,720	—	271,878
	3/31/2017	3/22/2017	—	—	—	—	—	—	18,933	271,878
(1)	Amounts relate to the NEOs individual annual cash incentive as described in the Compensation Discussion and Analysis contained herein.
(2)	The number of shares relate to the Performance-based Share Awards (PSAs) granted to the NEOs for 2017 with a three-year performance period ending on December 31, 2019. The PSAs provide for the issuance of a number of restricted shares after the three-year performance period based on the level of attainment of cumulative Adjusted EBITDA (a non-GAAP financial measure) (weighted 75%) and Adjusted EBITDA Margin at the end of the three-year period as discussed above. Any restricted shares issued under the PSAs would vest on December 31, 2020, subject to the NEO’s continued employment through such date.
(3)	All other stock awards include restricted stock awards granted to the NEOs for 2017, as described in the Compensation Discussion and Analysis contained herein. All of the restricted stock awards provide for vesting of 33 and 1/3% of the award on each of the first, second and third anniversaries of the grant date, subject to the NEO’s continued employment through the vesting date.
(4)	Grant date fair value is calculated by multiplying the number of shares times the fair value per award. The grant date fair value of the Performance-based Share Awards is based on the probable outcome of the performance conditions as of the grant date. Refer to the footnotes to the Summary Compensation Table above.
(5)	Ms. Anenberg’s employment with the Company terminated and pursuant to the Company’s policy and applicable plans the incentive bonus was not paid and unvested equity awards were forfeited.

OUTSTANDING EQUITY AWARDS AT 2017 YEAR-END

The following table summarizes the outstanding equity awards as of December 31, 2017 held by our NEOs.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. Grubbs	3/31/2015	—	—	—	—	—	15,370	196,121	—	—
	3/31/2016	—	—	—	—	—	67,596	862,525	—	—
	3/31/2017	—	—	—	—	—	62,274	794,616	62,274	794,616

William J. Burns	3/31/2015	—	—	—	—	—	5,059	64,553	—	—
	3/31/2016	—	—	—	—	—	19,539	249,318	—	—
	3/31/2017	—	—	—	—	—	20,674	263,800	20,674	263,800

Susan E. Ball	6/01/2013	5,625	—	—	5.21	6/01/2020	—	—	—	—
	3/31/2015	—	—	—	—	—	3,295	42,044	—	—
	3/31/2016	—	—	—	—	—	11,570	147,633	—	—
	3/31/2017	—	—	—	—	—	13,058	166,620	13,058	166,620

Robert Murphy	6/01/2012	750	—	—	4.35	6/01/2019	—	—	—	—
	6/01/2013	2,000	—	—	5.21	6/01/2020	—	—	—	—
	3/31/2015	—	—	—	—	—	984	12,556	—	—
	3/31/2016	—	—	—	—	—	4,441	56,667	—	—
	3/31/2017	—	—	—	—	—	4,788	61,095	4,788	61,095

Vickie L. Anenberg(4)	6/1/2013	6,250	—	—	5.21	6/01/2020	—	—	—	—
	3/31/2015	—	—	—	—	—	4,522	57,701	—	—
	3/31/2016	—	—	—	—	—	17,762	226,643	—	—
	3/31/2017	—	—	—	—	—	18,933	241,585	18,933	241,585
(1)	Awards issued prior to November 5, 2013 vest in four equal installments on the anniversary of the grant date, provided that the officer continues to be employed with us through each vesting date. Awards issued beginning November 5, 2013 vest in three equal installments on the anniversary of the grant date, provided that the officer continues to be employed with us through each vesting date.
(2)	Market value of shares is measured by reference to our closing stock price as of December 29, 2017 of $12.76.
(3)	Performance-based Share Awards (PSAs) granted on or prior to December 31, 2016, when earned, are subject to a two-year cliff vest on the last day (December 31) of the year following the last year of the performance period, subject to the NEOs continued employment through such date. PSAs granted on or after January 1, 2017 will, if earned, provide for the issuance of a number of restricted shares after a three-year performance period. The amounts reflected in the table assume that all goals under the Performance-based Share Awards will be achieved at the target level. The amounts indicated are not necessarily indicative of the amounts that may be realized by our NEOs.
(4)	Ms. Anenberg’s employment with the Company terminated and pursuant to the Company’s policy and applicable plans the incentive bonus was not paid and unvested equity awards were forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William J. Grubbs	12,500	100,750	111,540	1,527,937
William J. Burns	—	—	44,577	587,032
Susan E. Ball	—	—	29,025	370,286
Robert Murphy	—	—	7,668	99,183
Vickie L. Anenberg	—	—	36,536	469,194
(1)	The value realized upon the exercise of the stock options represents the number of options multiplied by the difference between the closing stock price of our common stock on the date of the exercise and the exercise price of the options.
(2)	Value realized upon vesting of the stock awards represents the total number of shares vested multiplied by the closing price on the vesting date.

Potential Payments Upon Termination or Change in Control

The tables below describe and estimate the amounts and benefits that our NEOs would have been entitled to receive upon a change of control or a termination of their employment in certain circumstances, assuming such events occurred as of December 31, 2017 (based on the plans and arrangements in effect on such date). Where applicable, the amounts payable assume a $12.76 fair value of our Common Stock (the closing price on December 29, 2017). The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would have received in such circumstances. The tables exclude (i) compensation amounts accrued through December 31, 2017 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and (ii) vested account balances under our retirement plans that are generally available to all of our salaried employees. In addition, where applicable, the Cash Payment amounts include the actual amount paid to the NEOs for 2017, since the hypothetical termination or change of control date is the last day of the fiscal year for which the bonus is to be determined.

William J. Grubbs:	Non-Change of Control Termination without Cause or for Good Reason ($)(1)		Termination for Cause or Resignation without Good Reason ($)	Change of Control Termination without Cause or for Good Reason ($)		Change of Control without Termination ($)
Cash Payment	2,235,709	(2)	—	2,920,000	(8)	—
Health and Life Insurance Benefits	21,313	(2)	—	21,313	(9)	—
Acceleration of Equity Awards	2,647,879	(2)	—	2,647,879	(3)	2,647,879	(3)
Total Termination Benefits:	4,904,901		—	5,589,192		2,647,879
William J. Burns:	Non-Change of Control Termination without Cause ($)(1)		Termination for Cause or Resignation ($)	Change of Control Termination without Cause or for Good Reason ($)		Change of Control without Termination ($)
Cash Payment	475,000	(2)	—	1,615,000	(8)	—
Health and Life Insurance Benefits	14,184	(2)	—	28,368	(9)	—
Acceleration of Equity Awards	—		—	841,471	(3)	841,471	(3)
Total Termination Benefits:	489,184		—	2,484,839		841,471

Susan E. Ball:	Non-Change of Control Termination without Cause ($)		Termination for Cause or Resignation ($)(4)	Change of Control Termination without Cause or for Good Reason ($)(5)(6)		Change of Control without Termination ($)
Cash Payment	108,173	(7)	—	1,200,000	(8)	—
Health and Life Insurance Benefits	—		—	21,534	(9)	—
Acceleration of Equity Awards	—		—	565,386	(3)	565,386	(3)
Total Termination Benefits:	108,173		—	1,786,920		565,386
Robert Murphy:	Non-Change of Control Termination without Cause ($)		Termination for Cause or Resignation ($)(4)	Change of Control Termination without Cause or for Good Reason ($)(5)(6)		Change of Control without Termination ($)
Cash Payment	31,731	(7)	—	412,500	(10)	—
Health and Life Insurance Benefits	—		—	5,863	(11)	—
Acceleration of Equity Awards	—		—	212,820	(3)	212,820	(3)
Total Termination Benefits:	31,731		—	631,183		212,820
Vickie L. Anenberg(12):	Non-Change of Control Termination without Cause ($)		Termination for Cause or Resignation ($)(4)	Change of Control Termination without Cause or for Good Reason ($)(5)(6)		Change of Control without Termination ($)
Cash Payment	225,865	(7)	—	1,435,500	(8)	—
Health and Life Insurance Benefits	—		—	16,756	(9)	—
Acceleration of Equity Awards	—		—	814,702	(3)	814,702	(3)
Total Termination Benefits:	225,865		—	2,266,958		814,702
(1)	“Cause” is generally defined under both Mr. Grubbs’ and Mr. Burns’ employment agreements as: (i) an act or acts of fraud or dishonesty which results in the personal enrichment of him or another person or entity at the expense of the Company; (ii) his admission, confession, pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) of any other crime or offense involving misuse or misappropriation of money or other property; (iii) his continued material breach of the Company’s Code of Conduct or any obligations under his employment agreement for 30 days after the Company has given him notice thereof in reasonable detail, if such breach has not been cured by him during such period; or (iv) his gross negligence or willful misconduct with respect to his duties or gross misfeasance of office.

“Good Reason” is generally defined under both Mr. Grubbs’ and Mr. Burns’ employment agreements as, without his written consent, the occurrence of any of the following events that are not cured by the Company within 30 days of written notice specifying the occurrence such Good Reason event, which notice will be given to the Company within 90 days after the occurrence of the Good Reason event: (i) a material diminution in his then authority, duties or responsibilities; (ii) a material diminution in his base salary; (iii) a relocation of his principal business location to a location more than 50 miles outside of Boca Raton, Florida; or (iv) any material breach of the employment agreement by the Company.

(2)	Effective April 1, 2016, a new employment agreement was approved for Mr. Grubbs, revising the amounts to equal the sum of (i) two years base salary and (ii) two times the average annual bonus paid in the immediately three prior calendar years and (iii) two years health benefits and (iv) any and all unvested stock appreciation rights, performance stock awards, stock options or other equity shall immediately vest upon such termination without Cause or for Good Reason. For Mr. Burns, represents the sum of (i) one year base salary and (ii) one year benefits.

(3)	Represents the value of unvested outstanding options, stock appreciation rights and restricted stock that would accelerate and vest on a change in control (as defined in the 2014 Omnibus Incentive Plan). In the case of options and stock appreciation rights, the value is calculated by multiplying the number of shares underlying each accelerated unvested award by the difference between the per share closing price of the Common Stock on December 31, 2017 and the per share exercise price. In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate by the per share closing price of the Common Stock on December 29, 2017 of $12.76. Awards issued on or after June 20, 2014 do not vest on change in control except at discretion of Committee. The above table assumes that all awards will vest upon a change in control.
(4)	“Cause” is generally defined under our general severance pay policy as: (i) an NEO engaging in actions that are injurious to us (monetarily or otherwise) or (ii) an NEO’s conviction for any felony or any criminal violation involving dishonesty or fraud.
(5)	Under the Severance Policy “cause” is as defined under an NEO’s employment agreement with us, but if the NEO does not have an employment agreement with us that defines “cause,” then “cause” is defined as termination due to an NEO’s insubordination, dishonesty, fraud, incompetence, moral turpitude, misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for us or an affiliate as determined by the Compensation Committee of the Board in its sole discretion; or (ii) in the case where there is an employment agreement, or similar agreement, in effect between us or an affiliate and the NEO at the termination date that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement that conditions “cause” on occurrence of a change of control, such definition of “cause” shall not apply until a change of control actually takes place and then only with regard to a termination thereafter. Notwithstanding the foregoing, an NEO shall be deemed to be terminated for “Cause” if the NEO: (i) breaches the terms of any agreement between the Company or an affiliate and the NEO including, without limitation, an employment agreement or non-competition agreement or (ii) discloses to anyone outside the Company or its affiliates, or uses in other than the Company’s or its affiliates’ business, without written authorization from the Company, any confidential information or proprietary information, relating to the business of the Company or its affiliates acquired by the NEO prior to the termination date.
(6)	“Good reason” (called an “involuntary termination” under the Severance Policy) is generally defined under the Severance Policy as: (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the NEO’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the NEO from such position, duties and responsibilities, unless the NEO is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute an “Involuntary Termination”; (ii) a reduction by the Company of the NEO’s base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the NEO is entitled immediately prior to such reduction with the result that the NEO’s overall benefits package is materially reduced (unless such reduction is applicable to all employees); or (iv) without the NEO’s express written consent, the relocation of the NEO to a facility or a location more than thirty-five (35) miles from his or her current location.
(7)	Represents one week’s base salary for each full year of continuous service with us.
(8)	Represents two times the sum of base salary plus target bonus. The severance benefits payable under the Severance Policy are subject to reduction to avoid any excise tax on “parachute payments” if the NEO would benefit from such reduction as compared to paying the excise tax.
(9)	Represents two years of continued health and life insurance benefits.
(10)	Represents the sum of base salary plus target bonus. The severance benefits payable under the Severance Policy are subject to reduction to avoid any excise tax on “parachute payments” if the NEO would benefit from such reduction as compared to paying the excise tax.
(11)	Represents one year of continued health and life insurance benefits.
(12)	Ms. Anenberg is no longer employed by the Company.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of William J. Grubbs, our President and Chief Executive Officer (“CEO”).

For purposes of determining our pay ratio for 2017, the median of the annual total compensation of all employees of our company (other than our CEO) was $26,006 and the annual total compensation of our CEO was $2,664,509. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2017 was 102 to 1.

The methodology and material assumptions, adjustments, and estimates used to identify our median employee for this purpose were as follows:

We determined that, as of October 2, 2017, our employee population, including our full-time, part-time and temporary employees, consisted of approximately 10,529 individuals, with 10,371 of these individuals located in the U.S. and 158 individuals located outside the U.S. Under SEC rules, which provide an exemption for a de minimus number of employees located outside of the U.S., we excluded 158 employees located in India from this employee population. For purposes of determining our pay ratio, our designated employee population included a total of 10,371 U.S. employees and 0 non-U.S. employees.

To identify the median employee, we used total cash compensation as our consistently applied compensation measure. For new employees, who were hired in fiscal 2017 but did not work for the company for the entire fiscal year, compensation was annualized for the full year and compensation for part-time employees was annualized but not converted into a full-time equivalent. We did not make any cost-of-living adjustments in identifying the median employee. Using this methodology, we determined our median employee based on the actual cash compensation, consisting of salary, overtime pay, bonus and commissions, and other cash earnings, paid to each employee in the identified employee population for the period from January 1, 2017 through December 31, 2017.

Once we identified our median employee, the employee’s total compensation for 2017 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation amount reported above. With respect to our CEO’s annual total compensation, we used the amount reported in the Total column in the Summary Compensation Table of this proxy statement.

We believe the above pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

RELATED PARTY TRANSACTIONS

On an ongoing basis, the Audit Committee reviews all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

Our Director, W. Larry Cash, was a director and President of Financial Services and Chief Financial Officer of Community Health Systems until he retired in May 2017. During our fiscal year ended December 31, 2017, we provided healthcare staffing services to Community Health Systems resulting in revenues to us of $4,851,866. We believe this amount is at market rate for a third party.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal controls, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.crosscountryhealthcare.com.

Management has the primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with U.S. generally accepted accounting principles, as well as expresses an opinion on the effectiveness of internal control over financial reporting, and discusses with us any issues they believe should be raised with us.

The Audit Committee reviewed the Company’s unaudited financial statements for each calendar quarter of 2017 as well as the Company’s audited financial statements for the 2017 fiscal year and reviewed and discussed the financial statements with management and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm. Management has represented to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

We have received from D&T the written disclosures and the letter required by Rule 3526 of Public Company Accounting Oversight Board (“PCAOB”), “Communication with Audit Committee Concerning Independence” and discussed with D&T its independence from the Company and its management. The Audit Committee also discussed with D&T any matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees”.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

THE AUDIT COMMITTEE

W. Larry Cash, Chairman Gale Fitzgerald, Member Richard M. Mastaler, Member

PROPOSAL I

ELECTION OF SEVEN DIRECTORS TO THE COMPANY’S BOARD OF DIRECTORS

The election of the following seven directors to our Board of Directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified:

W. Larry Cash

Thomas C. Dircks

Gale Fitzgerald

William J. Grubbs

Richard M. Mastaler

Mark Perlberg

Joseph A. Trunfio, Ph.D.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL I.

PROPOSAL II

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2017 was Deloitte & Touche LLP (“D&T”). D&T’s fees for services rendered during the fiscal years ended December 31, 2017 and December 31, 2016 are set forth below.

	2017	2016
Audit Fees	$1,633,000	$1,305,000
Audit-Related Fees	179,026	22,661
Tax Fees	81,826	—
All Other Fees	1,895	2,000
Total	$1,895,747	$1,329,661

Audit Fees consist of the fees billed for professional services rendered for our annual financial statements and review of the financial statements included in our Form 10-Q and services that are provided in connection with statutory and regulatory filings or engagements. Audit Fees for 2017 and 2016 included three quarterly reviews for each year. This category also includes: fees for comfort letters, consents, assistance with and review of documents filed with the Commission, Section 404 attest services, work done by tax professionals in connection with the audit or quarterly review, and accounting consultations billed as audit services, as well as other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees consist of the fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and are not reported under Audit Fees.

Tax Fees consist of services rendered for tax compliance, advice and planning.

All Other Fees consist of fees for products and services other than the services reported above.

All of the fees described above were approved by the Audit Committee or the Chairman of the Audit Committee in advance, as allowed by the Audit Committee charter. The Audit Committee has considered, and is satisfied that, the provision of the services provided by D&T represented under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the principal accountants’ independence.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

It is the Company’s policy that the Audit Committee pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year. The Chairman of the Audit Committee has been vested with the authority to approve or pre-approve services to be provided by the independent auditors when expedition of services is necessary, provided that the Chairman reports any approval or pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee is prohibited from delegating its responsibility to pre-approve services of the independent auditor to management. None of the services of the independent auditors were approved by the Audit Committee pursuant to a waiver of the Commission’s rules regarding pre-approval.

Recommendations

The Audit Committee deems the appointment of D&T as our independent registered public accounting firm to be in the best interest of the Company and its stockholders and recommends that holders of the Common Stock vote FOR Proposal II.

The affirmative vote of holders of a majority of shares represented at the Annual Meeting, in person or by proxy and entitled to vote is required for the appointment of the Audit Committee’s selection of D&T as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ADOPTION OF PROPOSAL II.

PROPOSAL III

NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page __, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2018 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 annual meeting of stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board of Directors has adopted a policy providing for an annual “say-on-pay” advisory vote. Unless the Board of Directors modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2019.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND OTHER COMPENSATION TABLES, AND ANY RELATED INFORMATION CONTAINED IN THIS PROXY STATEMENT. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

DEADLINES FOR SUBMISSION OF PROXY PROPOSALS AND OTHER BUSINESS

Stockholder proposals intended to be included in the Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 2019, in addition to meeting certain eligibility requirements established by the Commission, must be in writing and received by the General Counsel at the Company’s principal executive offices on or prior to December 31, 2018. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. Notice of any stockholder proposal must include various matters as prescribed by the Commission, including a clear and concise description of the proposal, and the reasons for proposing it. The proxy solicited by the Board of Directors for the 2019 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.

ANNUAL REPORT

The Company has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, or the 2017 Form 10-K, with the Commission which is available free of charge through our Internet website, www.crosscountryhealthcare.com. Stockholders may obtain a printed copy of the 2017 Form 10-K by writing to our Investor Relations department at 5201 Congress Avenue, Suite 100B, Boca Raton, Florida, 33487. In response to such request, we will furnish without charge the 2017 Form 10-K including financial statements, financial schedules and a list of exhibits. A copy of our Annual Report for the year ended December 31, 2017, which includes the 2017 Form 10-K, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting and who request a 2017 Form 10-K be mailed to them. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this Proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

By Order of the Board of Directors,

Susan E. Ball
Executive Vice President, General Counsel and Secretary

April 9, 2018

Annex A

Reconciliation of GAAP and Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures provide additional financial information that is meaningful and uses these measures to help evaluate operational results and make financial, operating and planning decisions. Management also uses these non-GAAP financial measures as performance measures in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company’s credit facilities in calculating various ratios. We believe these non-GAAP measures should be considered by investors and others when reviewing the Company’s performance.

We use Adjusted EBITDA and Adjusted EPS as supplemental measures to the financial measures we present in accordance with GAAP. These non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures are provided for consistency and comparability to prior year results, and management believes they are useful to investors when evaluating the Company’s performance as they exclude certain items that management believes are not indicative of the Company’s operating performance. These non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies.

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited. amounts in thousands, except per share data)

	Year Ended December 31,
	2017	2016
Reconciliation of Adjusted EPS(1)
Diluted EPS, GAAP	$1.01	$0.15
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration	—	0.03
Acquisition and integration costs	0.06	—
Restructuring costs	0.03	0.03
Impairment charges	0.40	0.74
Gain on derivative liability	(0.05)	(0.18)
Loss on early extinguishment of debt	0.14	0.05
Nonrecurring income tax adjustments	(0.97)	—
Tax impact of non-GAAP adjustments	(0.06)	(0.22)
Adjustment for change in dilutive shares	0.05	0.09
Adjusted EPS, non-GAAP	$0.61	$0.69
	Year Ended December 31,
	2017	2016
Reconciliation of Adjusted EBITDA(2)
Net income attributable to common shareholders	$37,513	$7,967
Depreciation and Amortization	10,174	9,182
Interest expense	4,214	6,106
Income tax benefit	(34,501)	(4,186)
Acquisition-related contingent consideration	44	814
Acquisition and integration costs	1,975	78
Restructuring costs	1,026	753
Impairment charges	14,356	24,311
Gain on derivative liability	(1,581)	(5,805)
Loss on early extinguishment and modification of debt	4,969	1,568
Other income, net	(155)	(230)
Equity compensation	4,080	3,379
Net income attributable to noncontrolling interest in subsidiary	1,289	764
Adjusted EBlTDA	$43,403	$44,701

A-1

(1)	Adjusted EPS. a non-GAAP financial measure, is defined as net income attributable to common shareholders per diluted share (diluted EPS, GAAP) before the diluted EPS impact of acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, gain on derivative liability, loss on early extinguishment of debt, and nonrecurring income tax adjustments.
(2)	Adjusted EBITDA, a non-GAAP financial measure, is defined as net income attributable to common shareholders before interest expense, income tax benefit, depreciation and amortization, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, gain on derivative liability, loss on early extinguishment of debt, other income, net, equity compensation, and includes net income attributable to non-controlling interest in subsidiary.

A-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. PROPOSAL TO ELECT SEVEN DIRECTORS FOR TERMS EXPIRING AT THE 2019 ANNUAL MEETING.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 William J. Grubbs
02 W. Larry Cash
03 Thomas C. Dircks
04 Gale Fitzgerald
05 Richard M. Mastaler
06 Mark Perlberg
07 Joseph A. Trunfio, PhD

The Board of Directors recommends you vote FOR proposals II and III

	For	Against	Abstain
II. PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.	☐	☐	☐
III PROPOSAL TO APPROVE NON-BINDING ADVISORY VOTE ON COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000371416_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

CROSS COUNTRY HEALTHCARE, INC.
5201 Congress Avenue, Suite 100B
Boca Raton, Florida 33487
This Proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 9, 2018, hereby appoints William J. Grubbs and Thomas C. Dircks as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Cross Country Healthcare, Inc. held of record by the undersigned on March 27, 2018, at the Annual Meeting of Stockholders to be held at 12:00 p.m. Eastern Time on Tuesday, May 22, 2018 at the offices of Cross Country Healthcare, Inc. 5201 Congress Avenue, Suite 100B, Boca Raton, Florida 33487 and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL I, AND "FOR" PROPOSALS II AND III.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

0000371416_2 R1.0.1.17

Continued and to be signed on reverse side